UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

REAL INDUSTRY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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EXPLANATORY NOTE

We are filing this revised definitive proxy statement, which corrects and supersedes our definitive proxy statement in its entirety filed with the Securities and Exchange Commission earlier today on April 18, 2017 (the “Original Filing”). Due to a technical error with the third party filing software, an incorrect, non-final version of the intended proxy statement was filed. This revised proxy statement updates and corrects the Original Filing in multiple sections.  We will print and distribute to our stockholders this revised definitive proxy statement in lieu of the Original Filing, and readers and stockholders are directed to use this revised definitive proxy statement.

-i-

DATED APRIL 17, 2017

17 State Street, Suite 3811

New York, NY 10004

Dear Stockholder:

On behalf of the Board of Directors and senior management of Real Industry, Inc. (“we” or the “Company”), you are cordially invited to attend the 2017 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), which will be held at the DoubleTree Cleveland East hotel located at 3663 Park East Drive, Beachwood, Ohio 44122, adjacent to the headquarter offices of our Real Alloy subsidiary, on May 18, 2017, beginning at 10:00 a.m. Eastern Time. The accompanying Notice of Annual Meeting of Stockholders and proxy statement are designed to answer your questions and provide you with important information regarding our Board of Directors and senior management, and provide you with information about the items of business that will be acted upon at the Annual Meeting.

During the past year, our Company underwent significant changes.

•

At the parent company level, we appointed a new Chief Executive Officer, who has upgraded our executive leadership team. To date, this team has streamlined our corporate functions while reducing costs, and has wound-down our Cosmedicine subsidiary. They remain focused on diversifying our operations, driving profitability through further M&A transactions and unlocking the value of our considerable tax assets.

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In our primary operating business, Real Alloy, a cyclical downturn in the second half of 2016 in the secondary aluminum market hurt North American operations, even as our European operations maintained steady performance throughout the year.  Cost cutting efforts and productivity improvements were not able to offset challenging market conditions.  We are disappointed in our financial results for 2016 and are hard at work to improve the situation. Despite this adversity, Real Alloy completed its first acquisition under our ownership in November 2016 and entered into an improved credit facility in March 2017.

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At the Board level, we separated the positions of Chairman of the Board and Chief Executive Officer, revised our policy on director qualifications, and are proposing a new Board nominee for election at the Annual Meeting.  We have also begun a process to expand the Board over time as we execute our corporate strategy.  We believe our Board is aligned with our shareholders, and, in April 2017, we have temporarily lowered Board compensation.

We discuss these developments, changes we have implemented to date and further plans for the future in a new section of this proxy statement, entitled “Recent Developments” at page 11, which we strongly encourage you to read.

Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board of Directors strongly recommends that you vote (i) “FOR” each of the director nominees specified under Proposal 1; (ii) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 under Proposal 2; and (iii) “FOR” the approval of, on an advisory basis, the compensation of our named executive officers under Proposal 3. All of these proposals will be listed in the proxy card included with the enclosed proxy statement that you receive for the Annual Meeting.

As we have discussed in prior proxy statements, the Company has a Rights Plan that was implemented to protect our valuable tax assets – our federal net operating loss tax carryforwards (“NOLs”) – which currently exceed $900 million. In connection with the reincorporation of the Company in Delaware in 2014, our stockholders approved both the reincorporation of the Company and the adoption of the Company’s Rights Plan and other existing policies.

The Rights Plan expires in November 2017. Upon the expiration of the Rights Plan, in light of the value of our NOL assets and their significance to our corporate strategy, our Board of Directors will evaluate whether the Rights Plan should be extended or a new rights agreement should be negotiated. We intend to recommend any such new stockholder rights plan, plan amendment or alternative protection of our NOL assets at the Company’s 2018 annual meeting of stockholders for your vote.

If you are able to join us, we encourage you to attend the Annual Meeting in person. If you are unable to attend, it is important your shares be represented and voted at the Annual Meeting. We urge you to read the enclosed proxy statement and then sign, date and return the enclosed proxy card (or follow the instructions in the enclosed proxy card to vote by telephone or via the Internet) at your earliest convenience.

If you need assistance voting, please contact our proxy solicitor, Morrow Sodali, LLC (“Morrow Sodali”), by calling 800-662-5200. Banks and brokerage firms should call Morrow Sodali at 203-658-9400.

On behalf of the Board of Directors, we look forward to greeting in person as many of our stockholders as possible.

Sincerely,

/s/ William K. Hall

William K. Hall

Chairman of the Board

April 17, 2017

17 State Street, Suite 3811

New York, NY 10004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2017

The 2017 Annual Meeting of Stockholders of Real Industry, Inc. (the “Annual Meeting”), a Delaware corporation (“Real Industry” or the “Company”), will be held at the DoubleTree Cleveland East hotel located at 3663 Park East Drive, Beachwood, Ohio 44122, which is adjacent to the headquarter offices of our Real Alloy subsidiary, on May 18, 2017, beginning at 10:00 a.m. Eastern Time, for the following purposes:

1.

To elect the following seven directors to the Board of Directors, each to hold such office until the next annual meeting of stockholders or until a successor has been qualified and elected: Peter C.B. Bynoe, Patrick Deconinck, William Hall, Patrick E. Lamb, Raj Maheshwari, Joseph McIntosh and Kyle Ross;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	To approve, by advisory vote, the compensation of our named executive officers, as described in the proxy statement accompanying this notice; and
4.	To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the director nominees; “FOR” the ratification of the selection of our independent registered public accounting firm; and “FOR” the approval, by advisory vote, of the compensation of our named executive officers.

Only stockholders of record at the close of business on April 12, 2017 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. Please vote in one of the following ways:

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Vote by Telephone: You can vote your shares by telephone by calling the toll-free number indicated on your proxy card on a touch-tone telephone 24 hours a day. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by telephone.

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Vote by Internet: You can also vote via the Internet by following the instructions on your proxy card. The website address for Internet voting is indicated on your proxy card. Internet voting is available 24 hours a day. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote via the Internet.

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Vote by Mail: If you choose to vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the Annual Meeting.

1

Your vote is very important. Whether or not you plan to attend the Annual Meeting, you are urged to read the enclosed proxy statement and then vote your proxy card promptly by telephone, via the Internet, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you are the beneficial owner, or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker, or other nominee to direct them to vote your shares on your behalf.

If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. However, in order to vote your shares in person at the Annual Meeting, you must be a stockholder of record on the Record Date or hold a legal proxy from your bank, broker or other holder of record permitting you to vote at the Annual Meeting.

If you have any questions or need assistance in voting your shares of Real Industry common stock, please contact our proxy solicitor Morrow Sodali, LLC (“Morrow Sodali”) by calling 800-662-5200. Banks and brokerage firms should call Morrow Sodali at 203-658-9400.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 18, 2017

The proxy statement, the proxy card and related proxy materials for this Annual Meeting and Real Industry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 can be obtained free of charge at the Company’s website at  www.realindustryinc.com, or at the Securities and Exchange Commission’s website at https://www.sec.gov.

Only the latest validly executed proxy that you submit will be counted. To obtain directions to the Annual Meeting, contact Morrow Sodali at 800-662-5200.

By Order of the Board of Directors,

/s/ Kelly G. Howard

Kelly G. Howard

Corporate Secretary

New York, NY

April 17, 2017

REAL INDUSTRY, INC.

17 State Street, Suite 3811

New York, NY 10004

PROXY STATEMENT

FOR THE 2017 annual meeting OF STOCKHOLDERS

Our Board of Directors is soliciting proxies to be voted at our 2017 annual meeting of stockholders (the “Annual Meeting”) on May 18, 2017, at 10:00 a.m. Eastern Time, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders (the “Notice”). This proxy statement and the proxies solicited hereby are being first sent or delivered to stockholders on or about April 20, 2017.

As used in this proxy statement, the terms “Real Industry,” “Company,” “we,” “us” and “our” refer to Real Industry, Inc., a Delaware corporation, and the terms “Board of Directors” and the “Board” refer to the Board of Directors of Real Industry.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials from Real Industry?

The Board of Directors has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting, which will be held on May 18, 2017, at 10:00 a.m. Eastern Time, at the DoubleTree Cleveland East hotel located at 3663 Park East Drive, Beachwood, Ohio 44122, which is adjacent to the headquarter offices of our Real Alloy subsidiary. We made these materials available to stockholders beginning on or about April 17, 2017 on the Securities and Exchange Commission’s (“SEC” or the “Commission”) website, https://www.sec.gov, and the Company’s website, www.realindustryinc.com. We will begin mailing the proxy statement and the proxies solicited hereby to stockholders beginning on or about April 20, 2017. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement using the instructions on the proxy card.

Who is entitled to vote?

Stockholders who own shares of our common stock of record or beneficially at the close of business on April 12, 2017 (the “Record Date”) are entitled to vote on matters that come before the Annual Meeting. As of the Record Date, we had 29,800,022 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

What is included in these proxy materials?

These materials include:

•	The Notice;
•	This proxy statement; and
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which includes our audited consolidated financial statements.

If you were mailed a full set of proxy materials or requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What am I voting on at the Annual Meeting?

Stockholders will be voting on the following proposals at the Annual Meeting:

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Proposal 1—the election of the following seven directors to serve until the next annual meeting of stockholders or until their successors have been qualified and elected: Peter C.B. Bynoe, Patrick Deconinck, William Hall, Patrick E. Lamb, Raj Maheshwari, Joseph McIntosh and Kyle Ross;

•	Proposal 2—the ratification of the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
•	Proposal 3—the approval, by advisory vote, of the compensation of our named executive officers as described in this proxy statement.

We may also transact such other business as may properly come before the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

The presence of the owners of a majority of the shares eligible to vote at the Annual Meeting is required in order to hold the Annual Meeting and conduct business. Presence may be in person or by proxy. You will be considered part of the quorum if you voted by telephone, via the Internet or by properly submitting a proxy card or voting instruction form by mail, or if you are present and vote at the Annual Meeting. Under the General Corporation Law of the State of Delaware (the “DGCL”), at the Annual Meeting, both the shares associated with withheld votes, abstentions and broker non-votes will be counted as present and entitled to vote and therefore, will count for purposes of determining whether a quorum is present at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote your shares (i) “FOR” each of the director nominees specified under Proposal 1; (ii) “FOR” the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2017 under Proposal 2; and (iii) “FOR” approval, by advisory vote, of the compensation of our named executive officers under Proposal 3.

How do I vote for the Board’s recommended nominees and the various other proposals?

Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. Please vote in one of the following ways:

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Vote by Telephone: You can vote your shares by telephone by calling the toll-free number indicated on your proxy card on a touch-tone telephone 24 hours a day. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by telephone.

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Vote by Internet: You can also vote via the Internet by following the instructions on your proxy card. The website address for Internet voting is indicated on your proxy card. Internet voting is available 24 hours a day. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote via the Internet.

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Vote by Mail: If you choose to vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the Annual Meeting.

By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to promptly vote your proxy “FOR” each of the Board’s nominees and the other proposals recommended by the Board by telephone, via the Internet, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope. If you vote your proxy by telephone, via the Internet, or submit your executed proxy card by mail, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this proxy statement.

What if I hold my shares in “street name”?

If you hold your shares in “street name,” through a bank, broker, nominee or other holder of record (i.e., a “custodian”), your custodian is considered the stockholder of record for purposes of voting at the Annual Meeting. Your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian is permitted to vote your shares with respect to “routine” matters.  The “routine” matters at the Annual Meeting are the ratification of the appointment of EY as our independent registered public accounting firm under Proposal 2. However, if you do not give instructions to your custodian, your custodian will NOT be permitted to vote your shares with respect to “non-routine” matters. Proposals 1 and 3 at the Annual Meeting are considered non-routine matters. Accordingly, if you do not give your custodian specific instructions on Proposals 1 or 3, then your shares will be treated as “broker non-votes” and will not be voted on the proposal(s) for which you did not provide instructions. When the vote is tabulated for any particular matter, broker non-votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we urge you to promptly give instructions to your custodian to vote “FOR” each of the Board’s director nominees in Proposal 1, and “FOR” Proposals 2 and 3 by using the voting instruction card provided to you by your custodian. You will be given the option of voting by telephone, via the Internet, by mail or in person. Please note that if you intend to vote your street name shares in person at the Annual Meeting, you must provide a legal proxy from your custodian at the Annual Meeting.

What is required to approve each proposal?

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Proposal 1: Directors are elected by a plurality of votes cast at the Annual Meeting. Therefore, the seven nominees who receive the most votes will be elected. Any shares not voted (whether by withheld vote, broker non-vote or otherwise) are not counted in determining the outcome of the election of directors. Stockholders may not cumulate votes.

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Proposal 2: The ratification of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2017 will be approved if the votes cast favoring the proposal exceed the votes cast opposing it. Any shares not voted (whether by abstention or otherwise) are not counted in determining the outcome of this proposal. The proposed amendment is a “routine” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

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Proposal 3: The compensation of our named executive officers will be approved, by advisory vote, if the votes cast favoring the proposal exceeds the votes cast opposing it. Any shares not voted (whether by abstention, broker non-vote or otherwise) are not counted in determining the outcome of this proposal. However, because this vote is advisory, the outcome of this vote will not be binding on the Board. The Board will review and consider the voting results of this Proposal 3 in making future decisions regarding the compensation of the Company’s named executive officers.

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Other Matters: Approval of any unscheduled matter, such as a matter incident to the conduct of the Annual Meeting, would require the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) are not counted in determining the outcome of the vote.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised at the Annual Meeting in one of four ways:

•	vote again by telephone or via the Internet;
•	complete, sign, date and return the enclosed proxy card with a later date before the Annual Meeting;
•	vote in person at the Annual Meeting; or
•	notify the Corporate Secretary, Kelly G. Howard, in writing before the Annual Meeting, with a date later than your submitted proxy, that you are revoking your proxy.

Only the latest validly executed proxy that you submit will be counted.

How can I attend the Annual Meeting?

You are invited to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. In addition, if you are a stockholder of record (owning shares of common stock in your own name), prior to your being admitted to the Annual Meeting, your name will be verified against a list of registered stockholders on the Record Date. If you are not a stockholder of record but hold shares through a bank, broker or nominee (in “street name”), you must provide proof of beneficial ownership on the Record Date, such as a recent account statement or a copy of the voting instruction card provided by your bank, broker or nominee. Both record and beneficial stockholders should bring photo identification for entrance to the Annual Meeting.

Why did I receive only one set of proxy materials although there are multiple stockholders at my address?

If one address is shared by two or more stockholders, companies and intermediaries (such as brokers) are permitted to use a delivery practice called “householding,” pursuant to which only one set of proxy materials is sent to that address but a separate proxy card is included for each stockholder. This reduces printing and postage costs. Once you have received notice from the Company or your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you provide contrary instructions. If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. The address and telephone number of the Company is: ATTN: Corporate Secretary, Real Industry, Inc., 17 State Street, Suite 3811, New York, NY 10004, (805) 435-1255. If you are a beneficial owner of shares held in “street name,” you can request or cancel “householding” by contacting your bank, broker, or nominee.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K after the Annual Meeting.

What is the deadline for submitting proposals for next year’s annual meeting or to nominate individuals to serve as directors?

You may submit proposals, including director nominations, for consideration at future stockholder meetings only if you comply with the requirements of the proxy rules established by the SEC and our Third Amended and Restated Bylaws.

Stockholders who wish to submit proposals for inclusion in the Company’s proxy statement for the 2018 annual meeting of stockholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received at our principal executive offices no later than the close of business on December 21, 2017, which is 120 calendar days prior to the anniversary of this year’s proxy mailing date. A stockholder who wishes to submit a proposal under Rule 14a-8 must qualify as an “eligible” stockholder and meet other requirements of the SEC.

Pursuant to the Company’s Third Amended and Restated Bylaws, if a stockholder wishes to submit a proposal that is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate an individual for election to the Board, the stockholder must provide timely notice to the Company. To be timely, the stockholder proposal or nomination must be mailed and received by, or delivered to, the Corporate Secretary of the Company not later than February 17, 2018 or, if the date of the 2018 annual meeting of stockholders is more than 30 days earlier or later than May 18, 2018, then not later than ten days following the date that notice of the 2018 annual meeting of stockholders is first given. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal as described in the Third Amended and Restated Bylaws. A copy of the Third Amended and Restated Bylaws may be obtained from the Corporate Secretary by written request, and also is available on our corporate website at www.realindustryinc.com.

Nominations for director candidates for consideration by the Board’s Nominating and Governance Committee should include the information specified in our Third Amended and Restated Bylaws, which includes, among other matters, as to each person whom the stockholder proposes to nominate: (A) the name, age, business address and residence address of the person; (B) the principal occupation or employment of the person; (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person; and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

Stockholder proposals and nominations must be in writing and should be directed to our Corporate Secretary at our principal executive offices: Real Industry, Inc., 17 State Street, Suite 3811, New York, NY 10004.

How may I communicate with the Board of Directors or the independent directors on the Board?

You may contact any member of the Board of Directors by writing to the member c/o Real Industry, Inc., 17 State Street, Suite 3811, New York, NY 10004. Board members may also be contacted via email through investor relations at investor.relations@realindustryinc.com. Each communication should specify the applicable director or directors to be contacted as well as the general topic of the communication. Our Corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and forwarding such communications to the intended recipients where appropriate. We generally will not forward to the directors a stockholder communication that is determined to be primarily commercial in nature, that relates to an improper or irrelevant topic, or that requests general information about Real Industry. Concerns about accounting or auditing matters or communications intended for independent directors should be sent to the attention of the Chair of the Audit Committee at investor.relations@realindustryinc.com. Our directors may at any time review a log of all correspondence received by Real Industry that is addressed to the independent members of the Board and request copies of any such correspondence.

Whom do I contact with additional questions?

We have retained Morrow Sodali to act as proxy solicitor. If you have additional questions or need assistance voting your shares of common stock, you should contact them at:

470 West Avenue

Stamford, Connecticut 06902

Stockholders Call Toll Free: (800) 662-5200

Banks and Brokers Call Collect: (203) 658-9400

PROPOSAL 1: ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting. All directors are elected annually and hold office until the next annual meeting of stockholders, and until their successors are duly qualified and elected, or until their earlier death, resignation or removal.

The Nominating and Governance Committee has recommended and our Board of Directors has selected, qualified and approved the following persons as nominees for election at the Annual Meeting: Peter C.B. Bynoe, Patrick Deconinck, William Hall, Patrick E. Lamb, Raj Maheshwari, Joseph McIntosh and Kyle Ross. Each of Messrs. Bynoe, Deconinck, Hall, Lamb, Maheshwari and Ross currently serves on the Board, and (excluding Mr. Ross) was elected by the Company’s stockholders at the last annual meeting. Mr. Ross was appointed to the Board upon his appointment as the Company’s Chief Executive Officer on April 5, 2017.

Each nominee for election has consented to be nominated, named as a nominee in this proxy statement and to serve if elected, and we do not know of any reason why any nominee would be unable to serve as a director.

If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate. The proxies solicited by this proxy statement may not be voted for more than seven nominees.

The Board recommends that you use the enclosed proxy card (or follow the directions set forth in the proxy card to vote by telephone or via the Internet) to vote “FOR” each of the Board’s seven director nominees.

Background Information on Director Nominees

Set forth below is certain information, as of April 12, 2017, regarding each director nominee, including information regarding the experience, qualifications, attributes or skills of each nominee and a statement of why the Board determined that the person should serve on the Board.

Peter C.B. Bynoe (Age 66): Mr. Bynoe has served as a director of Real Industry since July 2013, and currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee. Mr. Bynoe is currently a Managing Director of Equity Group Investments, a private equity firm based in Chicago, Illinois, where he has served since October 2014. From September 2013 to October 2014, Mr. Bynoe served as the Chief Executive Officer of Rewards Network, Inc., a provider of credit card loyalty and rewards programs. Prior to Rewards Network, Mr. Bynoe served, from January 2009 to August 2013, as a partner and Chief Operating Officer of Loop Capital LLC, a full-service investment banking firm based in Chicago. He joined Loop Capital as a Managing Director in February 2008. As Chief Operating Officer, Mr. Bynoe oversaw the firm’s mergers and acquisitions practice in the utility and power sector. Mr. Bynoe also served from January 2009 to December 2016 as a Senior Counsel in the Chicago office of the international law firm DLA Piper US LLP. From March 1995 until December 2007, Mr. Bynoe was a senior Partner at DLA Piper US LLP and served on its Executive Committee. Mr. Bynoe has also been a principal of Telemat Ltd., a consulting and project management firm, since 1982. Since 2004, Mr. Bynoe has been a director of Covanta Holding Corporation (“Covanta”) (NYSE: CVA), an internationally recognized owner of energy-from-waste and power generation projects, and he presently serves on Covanta’s Nominating and Governance Committee and as chairman of its Compensation Committee. Since 2007, Mr. Bynoe has been a director of Frontier Communications Corporation (formerly known as Citizens Communication Corporation) (NASDAQ: FTR), a telephone, television and internet service provider, where he serves as the chairman of its Nominating and Governance Committee and as a member of its Compensation Committee, and he was formerly a director of Rewards Network Inc. from 2003 to May 2008. Mr. Bynoe served as the Executive Director of the Illinois Sports Facilities Authority, a joint venture of the City of Chicago and State of Illinois created to develop the new Comiskey Park for the Chicago White Sox and was Managing General Partner of the National Basketball Association’s Denver Nuggets. Mr. Bynoe also served as a consultant to the Atlanta Fulton County Recreation Authority and the Atlanta Committee to Organize the Olympic Games in preparation for the 1996 Summer Olympic Games. Mr. Bynoe holds Juris Doctor, Master of Business Administration and Bachelor of Arts degrees from Harvard University and is a member of the Illinois Bar and a registered real estate broker.

The Board will benefit from Mr. Bynoe’s extensive legal and financial expertise, his background in infrastructure projects, his public sector service and his extensive knowledge of public policy issues. Mr. Bynoe’s service as a board member for other public and private companies will also enable him to provide valuable insight and perspective on governance matters, mergers and acquisitions activity and the utilization of net operating loss carryforwards, a strategy effectively implemented by Covanta during the period that Mr. Bynoe served on the Covanta board of directors.

Patrick Deconinck (Age 63): Mr. Deconinck has served as a director of Real Industry since May 2015, and currently serves as the Chairman of the Operations Committee, and as a member of the Compensation Committee. Mr. Deconinck retired from the 3M Company (“3M”) in February 2015, after 38 years of service. Most recently, he served as 3M’s Senior Vice President-West Europe from 2011 to February 2015, with overall responsibility for 3M’s West Europe business. 3M’s West Europe business accounted for approximately 20% of 3M’s total revenues and Mr. Deconinck oversaw approximately 16,000 employees in 16 countries. During this period, Mr. Deconinck orchestrated the restructuring of 3M’s European supply chain organization. From 2005 to 2011, Mr. Deconinck was Vice President and General Manager of 3M’s Industrial Adhesives & Tapes Division where he provided global leadership for 3M’s largest operating unit. Mr. Deconinck holds an Acceptance degree in Applied Sciences from Catholic University of Leuven (Belgium) and is fluent in English, Flemish, French and German.

The Board will benefit from Mr. Deconinck’s global executive experience, including leadership positions in the United States and Europe, and responsibility for global profitability. Mr. Deconinck has a record of setting strategic direction and driving operational execution to deliver quarterly and annual targets, including growth through organic innovation, mergers and acquisitions integration, and Lean Six Sigma driven operational excellence.

William Hall (Age 73): Mr. Hall has served as a director of Real Industry since May 2015, and currently serves on both the Operations Committee and Compensation Committee. Mr. Hall became our Chairman of the Board in August 2016. Mr. Hall has served as the General Partner of Procyon Advisors LLP, a Chicago-based private equity firm providing consulting and growth capital for healthcare services companies, since 2006 following the sale of Procyon Technologies, Inc. (“Procyon Technologies”). Mr. Hall has over thirty years of senior operating executive experience at Procyon Technologies (aerospace actuation components), Eagle Industries (capital goods), Fruit of the Loom (consumer goods) (NYSE: FOL), Cummins Inc. (industrial power equipment) (NYSE:CMI), and Falcon Building Products, Inc. (specialty building products) (NYSE: FBP) where Mr. Hall, as Chief Executive Officer, completed an initial public offering and later completed a leveraged buyout to take the company private.

Mr. Hall is currently a member of the board of directors of Stericycle, Inc. (NASDAQ: SRCL) and serves as the chairman of its Compensation Committee and formerly served as a member of its Audit Committee. From 2002 to April 2016, Mr. Hall served as a member of the board of directors of W. W. Grainger, Inc. (NYSE: GWW), serving, most recently, on both its Audit Committee as a financial expert, and its Governance Committee. Mr. Hall has previously served as a member of the board of directors of Actuant Corporation (NYSE: ATU), serving on both its Audit and Governance Committees.

Mr. Hall volunteers as an Adjunct Professor of graduate and undergraduate courses in entrepreneurial leadership of the College of Engineering and the Ross School of Business at the University of Michigan. Mr. Hall also serves as a member of the Executive Committee at the Rush University Medical Center in Chicago and as an advisory board member at the Depression Center, the Zell Lurie Institute and the Center for Entrepreneurial Leadership at the University of Michigan. During the 1970s, Mr. Hall served as a professor at the University of Michigan, the European Institute of Business Administration and the Harvard Business School. Mr. Hall holds degrees in aeronautical engineering (B.S.E.), mathematical statistics (M.S.) and business administration (M.B.A. and Ph.D.), all from the University of Michigan.

The Board will benefit from Mr. Hall’s extensive operational management, broad industrial background, capital raising and merger and acquisition experience, and financial expertise. Mr. Hall’s service as a board member for other public and private companies will also enable him to provide valuable insight and perspective on governance matters, mergers and acquisitions activity and global business initiatives.

Patrick E. Lamb (Age 57): Mr. Lamb has served as a director of Real Industry since April 2011, and currently serves as the Chairman of the Audit Committee, and a member of both the Nominating and Governance Committee and the Operations Committee. Mr. Lamb has over twenty-five years of chief financial officer experience in various public, public subsidiary and private entities, specifically in the financial services industry, including banking, commercial finance, commercial and residential real estate, debt and equity capital markets, and insurance. He also has experience in mergers, divestitures and acquisitions, financing and securitization structures and public accounting, as well as marketing and information technology. Most recently, Mr. Lamb served as the Chief Financial Officer for the Los Angeles Clippers of the National Basketball Association from July 2007 until January 2015. From 2004 to July 2007, Mr. Lamb served as the Senior Vice President, Treasurer, Chief Financial Officer and Chief Accounting Officer of Fremont General Corporation (“Fremont”). Prior to that, Mr. Lamb served as Vice President-Finance for Fremont and as the Chief Financial Officer of Fremont Financial Corporation, a subsidiary of Fremont. Before joining Fremont, Mr. Lamb worked at Ernst & Whinney (now Ernst & Young), serving primarily the financial services industries in various audit and consulting engagements. Mr. Lamb holds Bachelor of Science and Master in Accountancy degrees from the Marriott School of Management at Brigham Young

University. Mr. Lamb also serves on two advisory boards for the Marriott School of Management at Brigham Young University and is also involved in various community and educational organizations.

The Board will benefit from Mr. Lamb’s considerable experience as a chief financial officer for over twenty years as well as his valuable insight into management on a multitude of strategic, governance, regulatory, compliance, public policy and operating issues.

Raj Maheshwari (Age 54): Mr. Maheshwari has served as a director of Real Industry since July 2013, and currently serves as a member of both the Audit Committee and the Nominating and Governance Committee. Since 2005, Mr. Maheshwari has been Managing Director of Charlestown Capital Advisors, LLC, a private merchant banking company specializing in financial advisory/merchant banking services (including mergers and acquisitions advisory) to public and private market emerging companies. Mr. Maheshwari, at Charlestown Capital, has advised on numerous merger and acquisition transactions in the steel industry.  In 2011, Charlestown Capital led the successful reorganization of Meruelo Maddux Properties (subsequently renamed EVOQ Properties), a commercial real estate company based in Los Angeles under Chapter 11 of the U.S. Bankruptcy Code. Other clients have included Esmark, Inc., Akela Pharmaceuticals, LTS Lohmann, Artevea Digital, among other emerging companies, in their mergers and acquisitions activities. From 1999 to 2005, Mr. Maheshwari was a Portfolio Manager and Managing Director at Weiss Peck and Greer Investments and its successor parent company Robeco Investment Management. From 1996 to 1999, Mr. Maheshwari was a Vice President of Research at Robert Fleming, Inc., where he helped run a $250 million (approximately) equity arbitrage portfolio. Mr. Maheshwari holds a Bachelor of Science degree in Mathematics and Computer Sciences from the State University of New York at Albany and a Master of Business Administration degree from New York University.

The Board will benefit from Mr. Maheshwari’s considerable investing experience in both public and private securities, as well as expertise in identifying and closing value enhancing strategic transactions and in capital allocation analyses of growth opportunities.

Joseph McIntosh (Age 47): Mr. McIntosh has served as a Managing Director with Equity Group Investments since January 2017, where he focuses on sourcing, evaluating and executing new investments, as well as monitoring and advising on existing investments. Prior to joining EGI, Mr. McIntosh served as Vice Chairman of Consumer and Retail Investment Banking Coverage and Managing Director in the Investment Banking Division of Deutsche Bank Securities since September 2014. Mr. McIntosh was a Managing Director in the Corporate and Investment Banking division of Bank of America from 2009 to September 2014, which he joined in 2009 as a result of Bank of America’s acquisition of Merrill Lynch, where he worked since 1997. Over the years, Mr. McIntosh has advised on a number of M&A and financing transactions for numerous Fortune 500 companies. Mr. McIntosh received his Juris Doctorate from Northwestern University School of Law and a Bachelor of Business Administration degree in Accounting from the University of Iowa.

The Board will benefit from Mr. McIntosh’s over twenty years of experience in investment banking, including his hands-on transactional and investment identification, structuring, and advising, work experiences. Mr. McIntosh has a lengthy and distinguished deal record, working on all sides of transactions and investments and advising public company boards on such activities. Further, Mr. McIntosh qualifies as an audit committee financial expert.

Kyle Ross (Age 40): Mr. Ross has served as the Company’s Chief Executive Officer since April 5, 2017. From August 2016 to April 2017, Mr. Ross served as the Company’s President, Interim Chief Executive Officer and Chief Investment Officer. Previously, Mr. Ross served as the Chief Financial Officer of Real Industry from March 2011 until August 2016, and as Secretary of Real Industry from May 2015 until December 2016. Mr. Ross was part of the management team that sponsored Fremont General Corporation’s (“Fremont”), a predecessor to our Company, reorganization process and emergence from bankruptcy. Prior to participating in the Fremont bankruptcy, Mr. Ross was a co-founder of Signature Capital Partners, LLC, a special situations investment firm formed in 2004. Mr. Ross was directly involved in all of Signature Capital’s investment activity, including playing active roles in structuring, underwriting, overseeing portfolio companies, and managing the exit of transactions. Mr. Ross began his career as an investment banker where he was directly involved in more than 20 transactions, including both healthy and distressed mergers and acquisitions, capital raises, and debt restructurings. He was also responsible for managing the firm’s analyst and associate staff. Mr. Ross holds a Bachelor of Science degree and a Bachelor of Arts degree from the Haas School of Business and the College of Letters and Science, respectively, at the University of California, Berkeley.

The Board will benefit from Mr. Ross’s strategic, transactional and investment banking experience, his deep understanding of the Company’s business, assets and opportunities, as well as his focus on communicating with our stockholders.

Director Nominee Qualifications and Attributes

The following table identifies the areas of expertise, experience, qualifications, skills or attributes that the Nominating and Governance Committee of the Board reviews for each potential director nominee. Further, the table below provides the Board’s assessment of the qualifications of each of the Board members standing for re-election, as well as Mr. McIntosh as a nominee, which led to the Board’s conclusion that such individual should be named as a nominee. This information supplements the biographical information provided above.

Experience, Qualification, Skill, or Attribute	Bynoe	Deconinck	Hall	Lamb	Maheshwari	McIntosh	Ross
Professional standing in chosen field	X	X	X	X	X	X	X
Mergers and acquisitions	X	X	X	X	X	X	X
Audit Committee financial expert (actual or potential)	X		X	X		X
Public company experience (current or past)	X	X	X	X	X	X	X
Leadership and team building skills	X	X	X	X	X	X	X
Specific skills/knowledge:
Finance	X	X	X	X	X	X	X
Income taxes				X		X	X
Operations	X	X	X	X			X
Integration of acquisitions	X	X	X	X	X	X	X
Public affairs	X	X	X	X		X
Human resources	X	X	X	X	X	X
Governance	X	X	X	X	X	X	X
Stockholder	X	X	X	X	X		X

Vote Required

The seven candidates receiving the highest number of affirmative votes will be elected as our directors. Shares associated with withhold votes and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal, assuming the quorum requirements for the Annual Meeting have been met. Unless instructions to the contrary are specified, the proxy holders will vote the proxies received by them “FOR” the nominees listed above.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES LISTED ABOVE.

PROPOSAL 2: RATIFY THE SELECTION OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent auditor for the year ended December 31, 2016 was Ernst & Young LLP, an independent registered public accounting firm. The Audit Committee and the Board have selected EY as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2017. The Board is submitting the appointment of EY to the stockholders for ratification as a matter of good corporate governance.

In the event that the stockholders fail to ratify the appointment of EY, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interest of the Company’s stockholders.

A representative of EY is expected to attend the Annual Meeting, and that representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

Please see “Audit Information” for a discussion of the fees paid by the Company to EY, for the fiscal years ended December 31, 2016 and 2015.

Vote Required

This proposal will be approved if the votes cast for the proposal exceed the votes cast against it. Shares associated with abstentions will not be counted as votes cast and, therefore, will not have an effect on this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal, assuming the quorum requirements for the Annual Meeting have been met. Unless instructions to the contrary are specified, the proxy holders will vote the proxies received by them “FOR” this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF EY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 3: ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. Commonly known as a “say-on-pay” vote, this proposal gives our stockholders the opportunity to express their views on our executive compensation policies and programs and the compensation paid to the named executive officers.

The Company’s current policy, upon the recommendation of our stockholders, is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of the named executive officers each year at the annual meeting of stockholders. Therefore, it is expected that the next such vote will occur at the 2018 annual meeting of stockholders.

In the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, we describe how the Company, the Compensation Committee and the Board view basic compensation, bonus, equity opportunities and goals of our named executive officers. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by approving the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and accompanying narrative disclosure.”

The Board of Directors recommends a vote “FOR” approval of the advisory resolution because it believes that the Company’s executive compensation policies and practices are effective in achieving the Company’s goals of rewarding sustained financial and operating performance, aligning the executives’ interests with those of the stockholders, and attracting, retaining, motivating and rewarding highly talented executives. We strongly encourage stockholders to read “Executive Officers,” “Executive Compensation,” “Compensation Committee,” “Recent Developments” and the CD&A sections of this proxy statement, including the tabular and narrative disclosures regarding executive compensation, for details about our executive compensation policies and programs and information about the 2016 compensation of our named executive officers and changes implemented for 2017.

The vote on this proposal is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results in future decisions regarding executive compensation.

Vote Required

This proposal will be approved if the votes cast for the proposal exceed the votes cast against it. Shares associated with abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal, assuming the quorum requirements for the Annual Meeting have been met. Unless instructions to the contrary are specified, the proxy holders will vote the proxies received by them “FOR” this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

RECENT DEVELOPMENTS

Overview

Our Annual Report on Form 10-K for the year ended December 31, 2016 details the financial performance and operating results for both the Company and its two operating segments within Real Alloy. As previously reported, Real Alloy experienced a decline in financial performance driven primarily by lower volumes and tighter scrap spreads in its Real Alloy North America (“RANA”) segment, while its Real Alloy Europe (“RAEU”) segment delivered consistent performance from a Segment Adjusted EBITDA perspective on a comparable twelve month basis.

We partially offset the financial impact of the decline in RANA through productivity gains, reductions of selling, general and administrative (“SG&A”) expenses at the corporate and subsidiary level, and a series of plant level reductions in operating costs and capital expenditures. Despite these efforts, lower volumes and tighter scrap spreads resulted in RANA’s lowest Segment Adjusted EBITDA over a six month period (quarters three and four) since 2009. In contrast, RAEU, which sells more prime-based alloys than RANA, experienced quite different market dynamics during the second half of the year and even though volumes were lower due in part to its customers taking a longer holiday season compared to 2015, the segment delivered its highest Segment Adjusted EBITDA per ton performance in five years. RAEU benefitted from a favorable product mix and consistent flow of scrap at stable margins. Ultimately, RANA’s results in 2016 led to a noncash $61.8 million goodwill impairment charge, which was a significant factor in our reporting a net loss of $102.6 million for the year. Initial indicators for RANA’s business in 2017, however, show improved performance compared to the second half of 2016 due to positive developments in the pricing environment, as well as our cost reduction and other focused operational measures. Further, initial indicators for RAEU suggest another solid year of financial performance in 2017. For a reconciliation of Segment Adjusted EBITDA and net loss, the most directly comparable measure under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2016.

As detailed below, we have strengthened our corporate leadership team and internal resources, streamlined and downsized our corporate structure. We believe these changes will allow us to operate our business more efficiently, while positioning the Company for improved financial performance.

We are also engaged in regular communications with our stockholders and other business partners, including current and potential financing sources, suppliers, customers and credit rating agencies, to ensure their understanding of Real Alloy’s business and Real Industry at the corporate level.

Our Board and executive leadership team are aggressively pursuing alternatives to unlock the long-term value of our considerable tax assets and to improve the financial contribution of our major operating subsidiary as the challenging pricing environment of the secondary aluminum recycling industry starts to recover from the current cyclical decline.

Management and Operational Developments

Management Changes

On April 5, 2017, the Board appointed Kyle Ross as President and Chief Executive Officer of the Company, as well as a member of the Board of Directors. Previously, Mr. Ross had served as President, Interim Chief Executive Officer and Chief Investment Officer since August 2016 when he was appointed to succeed Craig Bouchard, who resigned as Chief Executive Officer and Chairman of the Board on August 19, 2016. Additionally, Mr. Ross had served in various leadership positions at the Company, including Chief Financial Officer since March 2011 and Executive Vice President since June 2010.

Following Mr. Ross’s appointment as Interim Chief Executive Officer, during the third and fourth quarters of 2016, we took a number of steps to enhance the Company’s management team, strengthen our internal capabilities, streamline our corporate functions and reduce outside general and administrative expense. We also appointed a new Chief Financial Officer (“CFO”) in September 2016, Michael J. Hobey, who was formerly the CFO of Real Alloy, and a new General Counsel in December 2016, Kelly G. Howard, who had previously worked as external counsel to the Company.

Corporate Streamlining

Concurrent with the new executive hires, the Company has further built out our internal strategic and analytical team and has transitioned the Real Industry corporate support functions to the finance and accounting, human resources, information technology and other corporate personnel of our Real Alloy operating subsidiary. Upon the March 2017 expiration of the lease for the Company’s headquarters space in Sherman Oaks, California, the Company transferred its principal executive offices to its New York office.

In September 2016, with authorization from the Board, management initiated a process to sell our Cosmedicine, LLC subsidiary (“Cosmedicine”) or liquidate its assets. After review of available options, in December 2016, management determined to pursue a wind down of Cosmedicine.

Real Alloy Updates

Real Alloy has undergone changes in the past year, including the completion of building out various administrative departments as part of the separation with Aleris, as well as, in November 2016, completing its first acquisition as one of our subsidiaries, with the purchase of certain assets of Beck Aluminum Alloys (“Beck Alloys”), a privately-held operator of three secondary aluminum recycling facilities in the U.S., and acquisition of a significant minority equity ownership interest in a broker/distributor of prime aluminum and primary based alloys that is affiliated with Beck Alloys.

In March 2017, Real Alloy and certain of its U.S. and Canadian subsidiaries entered into a new $110 million senior secured revolving asset-based credit facility with Bank of America, N.A. (the “ABL Facility”), which refinanced and terminated the revolving credit facility that Real Alloy entered into in February 2015 upon the Company’s acquisition of Real Alloy. The ABL Agreement is intended to provide improved pricing, advance rates and more flexible operational, intercompany and transactional covenants for Real Alloy with additional borrowing capacity compared to the prior facility, based principally on the accounts receivable of Real Alloy’s Mexican operations. The proceeds of the ABL Facility will be used primarily for working capital and general corporate purposes.

Executive Compensation Changes

The CD&A section of this proxy details the Company’s compensation practices, philosophy and payout, focusing on fiscal year 2016. As discussed in CD&A, in 2016, as well as in prior years, the annual non-equity incentive awards for the Company’s management team have been determined by two financial performance measures: (1) the Company’s and Real Alloy’s actual Adjusted EBITDA compared to financial performance targets set by the Board for Adjusted EBITDA (weighted 80%) and (2) productivity and Six Sigma efficiency improvements measured through operational cost savings and other margin enhancements (weighted 20%). For 2017, after conferring with its compensation consultant and Company management, the Compensation Committee recommended, and the Board approved, a shift in the elements for the 2017 annual incentive plan for the Company’s executives, including the replacement of the prior year’s productivity initiatives target with a free cash flow target. Furthermore, for the Real Industry team, in order to underscore and compensate for the Company’s accomplishment not only of operational and financial goals, but also strategic goals, 45% of the 2017 incentive plan payout will be based on the Adjusted EBITDA performance of Real Industry and Real Alloy (consolidated), 20% will be based on Real Alloy’s free cash flow, and 35% of the corporate performance metric will be determined by the Compensation Committee’s judgment of management’s progress towards positioning the Company to monetize its NOLs in 2018 and beyond.

Board Review and Changes

With the resignation of Mr. Bouchard, William Hall was appointed our Chairman of the Board in August 2016. Mr. Hall is an experienced senior operating executive and public company director. With Mr. Hall’s guidance, in addition to the Company’s enhanced focus on operational improvements, strategic execution, and corporate streamlining, the entire Board has begun a further review of the Company’s corporate governance and evolutionary needs.

With this, we are paying particular attention to the size and composition of the Board, along with the mix of experience and skillsets of Board members. In conjunction with this ongoing review, the Board is considering succession plans for its Board members, as well as near-term and long-term needs.

Revised Director Qualification Policy

The Nominating and Governance Committee will evaluate each individual candidate for the Board in the context of the overall composition of the Board and the best interests of the Company and its security holders, with the objective of recommending a group of candidates for election and re-election that can collectively best seek to increase stockholder value at an acceptable level of risk, as well as effectively govern the business and affairs of the Company.  The Committee will continually evaluate members and candidates for the Board against the Company’s current and projected strategic needs.

As part of the aforementioned analysis, as of January 1, 2017, the Nominating and Governance Committee approved, and the Board adopted, an updated policy on director qualifications. The Nominating and Governance Committee believes that the Board, as a whole, requires directors who collectively are able to assist management with a focus on the following key aspects of the business:

•	the development and integration of future M&A activity,
•	the current and future business operations of Real Alloy,
•	the utilization of the tax NOL assets of the Company, and
•	continued strong corporate governance.

As a result, the Nominating and Governance Committee believes that the Board, in the aggregate, should have the following competencies:

•	judgment, skill, integrity, leadership and reputation;
•	understanding of elements relevant to the success of a publicly traded corporation, including stockholder relations and communication, and a knowledge of the investor community;
•	knowledge of the Company’s industry and understanding of its business;
•	significant board, executive or senior management experience, particularly in the markets and industries in which the Company operates;
•	strong educational and successful professional background;
•	independence from management;
•	diversity;
•	desire to be aligned financially with the stockholders;
•	ability to serve the long-term interests of the Company’s stockholders;
•	ability to help the Board work as a collective body;
•	prior experience with merger and acquisition transactions, capital raising, and complex capital structures; and
•	financial literacy, including ability to understand financial statements and understand how to utilize NOLs.

Director Change and New Nominee

In April 2017, director Philip G. Tinkler announced to the Board that he would decline to seek re-election to the Board at the Annual Meeting in order to attend to his increasing professional commitments. Mr. Tinkler has served on the Board since August 2012, and he currently serves as Chairman of the Nominating & Governance Committee and on the Audit Committee. As a result of Mr. Tinkler’s increasing professional commitments, the Nominating and Governance Committee, in consultation with the other members of the Board and Company management, focused on addressing the Board’s near-term needs to support of its M&A strategy in the areas of identifying and executing financing and M&A opportunities. The Nominating and Governance Committee recommended, and the Board nominated, Joseph McIntosh as a nominee for election to the Board because of his over twenty years of investment banking experience in counseling on sourcing, funding and closing M&A opportunities and capital-raising transactions. For more information on Mr. McIntosh, please refer to “Background Information on Director Nominees” on page 5.

Adjustment to Board Compensation

In April 2017, in order to maximize the Board’s alignment with the Company’s stockholders, the Board unanimously adopted a policy to reduce the amount of director and committee chairperson fees payable in cash, or in restricted stock units in lieu of cash fees, to Board members by 20% for the balance of 2017 and until further review.

Plan for NOL Asset Protection

In 2007, the Company adopted a stockholder rights plan (the “Rights Plan”) in order to protect our valuable tax NOLs. This Rights Plan was approved by our stockholders in 2014 in connection with the reincorporation of the Company in Delaware in 2014, and the approval of both the reincorporation and the adoption of the Company’s Rights Plan and other existing policies.

The Rights Plan operates in concert with certain provisions of our Amended and Restated Bylaws that impose limitations on any persons who own, or as a result of a transaction would own, 4.9% or more of our common stock in order to reduce the risk that any change in ownership might limit our ability to utilize the NOLs under Section 382 of the Internal Revenue Code of 1986, as amended (the “Tax Code”).

This Rights Plan is similar to the stockholder rights plans of other companies who wish to protect their tax assets, and provides that if an individual or entity exceeds 5% beneficial ownership, directly or indirectly, of our securities without Board approval, the Board may trigger the outstanding rights that attach to each share of our common stock to acquire shares of our Series A Junior

Participating Preferred Stock. Triggering such rights would likely result in a significant purchase of Series A Preferred Shares by our stockholders. The effect of such a dilutive issuance would be to prevent an unapproved acquisition of an ownership interest in the Company at a level that could cause a shift in our equity ownership under Section 382 of the Tax Code, and thus could result in a reduction in the value of our NOLs without our consent.

In November 2017, our Rights Plan expires. Upon its expiration, given the value of our NOL assets and their significance to our corporate strategy, our Board will evaluate whether the Rights Plan should be extended or a new rights agreement should be negotiated. We intend to recommend any such new stockholder rights plan, plan amendment or alternative protection of our NOL assets at the Company’s 2018 annual meeting of stockholders for your ratification.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Based on information supplied to it by the directors in March 2017, the Board determined that each of Messrs. Bynoe, Deconinck, Hall, Lamb, Maheshwari and outgoing director Philip G. Tinkler, as well as nominee Mr. McIntosh, were “independent” under the rules of the NASDAQ Stock Market. The Board made such determinations based on the fact that such directors have not had, and currently do not have, any material relationship with the Company or its affiliates or any executive officer of the Company or their affiliates that would impair their independence, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship. In addition, the Board considered any business relationships that the directors may have outside of the Company, including those described herein, and determined that such relationships would not impair their independence.

Meetings and Committees of the Board

In 2016, the Board of Directors had four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Operations Committee.

During 2016, the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors — 19; Audit Committee — 9; Compensation Committee — 10; Nominating and Governance Committee — 4; and Operations Committee — 3. During 2016, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of any committees of the Board held while such director was serving on the Board or such committee. Each of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Operations Committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the “Governance” page of our corporate website at www.realindustryinc.com or a copy may be obtained without charge upon request by writing to the following address: Corporate Secretary, Real Industry, Inc., 17 State Street, Suite 3811, New York, NY 10004.

Audit Committee

The current members of the Audit Committee are Messrs. Lamb (Chairman), Bynoe, Maheshwari and Tinkler. Mr. Tinkler will serve on the Audit Committee until the conclusion of his Board service at the 2017 Annual Meeting. If Mr. McIntosh is elected by the stockholders, the Board intends that the Audit Committee will be comprised of Messrs. Lamb (Chairman), Maheshwari and McIntosh.  Each of Messrs. Lamb, Bynoe, Maheshwari, Tinkler and McIntosh is “independent” under the rules of the NASDAQ Stock Market and Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. Lamb, Bynoe and Tinkler satisfies, and if elected Mr. McIntosh will satisfy, the criteria for classification as an “audit committee financial expert” as set forth in the applicable rules of the Commission.

The Audit Committee assists the Board in monitoring: (a) the integrity of the Company’s financial statements and internal controls over financial reporting, including the review of the scope and results of audits and assessments performed by the Company’s internal and independent auditors; (b) the qualifications and independence of the Company’s independent registered public accounting firm; (c) the engagement and performance of the Company’s independent registered public accounting firm; (d) the Company’s systems of disclosure controls and procedures, risk management activities and compliance with ethical standards adopted by the Company; and (e) the Company’s compliance with legal and regulatory requirements. The Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, and makes decisions regarding the selection, retention and, where appropriate, the replacement of, the Company’s independent registered public accounting firm.  The Audit Committee reviews the organization, performance and adequacy of the internal audit function. The Audit Committee also reviews with management, internal audit and the Company’s independent registered public accounting firm the Company’s interim and annual consolidated financial statements and internal control over financial reporting and discusses with management, internal audit and the Company’s independent registered public accounting firm any significant accounting, internal control or reporting issues and conformance of the Company’s consolidated financial statements with applicable accounting and regulatory requirements. The Audit Committee is responsible for recommending to the Board of Directors whether the Company’s audited consolidated financial statements should be included in the Company’s annual report on Form 10-K and is responsible for the oversight of the creation and implementation of corporate risk policies and procedures.

In 2016 and through March 13, 2017, the Audit Committee met with management, internal audit and the Company’s registered independent public accounting firm, EY, to make inquiries regarding the manner in which their responsibilities were being discharged and to report their findings to the Board. The Audit Committee also met separately with each of internal audit and EY, without management present. The Audit Committee was primarily concerned with the integrity of the Company’s consolidated financial statements and its internal controls over financial reporting, compliance with legal and regulatory requirements and the independence and performance of EY.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Tinkler (Chairman), Lamb and Maheshwari.  Mr. Tinkler will serve on the Nominating and Governance Committee until the conclusion of his Board service at the 2017 Annual Meeting.  Following the 2017 Annual Meeting, the Board intends that the Nominating and Governance Committee will be comprised of Mr. Hall (Chairman), Bynoe, Lamb and Maheshwari. The Board has determined that each of Messrs. Tinkler, Hall, Bynoe, Lamb and Maheshwari were “independent” under the rules of the NASDAQ Stock Market and were “nonemployee directors” within the meaning of Rule 16b-3 under the Exchange Act.

The Nominating and Governance Committee assists the Board in: (a) identifying individuals qualified to become members of the Board and its committees, and recommends individuals to the Board for nomination as members of the Board and its committees; (b) evaluating and recommending to the Board the composition and compensation of the Board and its committees; and (c) developing and recommending to the Board a set of corporate governance principles applicable to the Company. The Nominating and Governance Committee also oversees the evaluation process of the Board and management.

The Nominating and Governance Committee evaluates the members of the Board, the Board’s needs for new candidates, and each individual candidate for the Board in the context of the overall composition of the Board, the best interests of the Company and its security holders, and the Company’s current and projected strategic objectives. Such determinations are made with the objective of recommending a group of candidates for election and re-election that can collectively best seek to increase stockholder value at an acceptable level of risk, execute on the Company’s strategies, and effectively govern the business and affairs of the Company.

On an annual basis, the Nominating and Governance Committee reviews the backgrounds, qualifications and skills of the Company’s existing directors, as well as any changes in a director’s employment or other professional experience and skillsets, and compares these to any changing needs or circumstances of the Company as an organization. When evaluating the appropriateness of an incumbent director for nomination for reelection, the Nominating and Governance Committee also considers whether there is a conflict of interest or legal impediment that would hinder or prevent any director or candidate from serving on the Board along with the director’s past performance and continued ability to perform his/her Board and committee responsibilities, including attendance at Board and Board committee meetings, participation in other activities of the Board, and contributions to the oversight and support of the Company.

In nominating candidates, the Nominating and Governance Committee takes into consideration such factors as a candidate’s experience with businesses and other organizations of comparable size, their judgment, skill, diversity, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The minimum qualifications and attributes that the Nominating and Governance Committee will consider necessary for a director nominee include: the ability to apply good business judgment, the ability to exercise his or her duties of loyalty and care, proven leadership skills, diversity of experience, high integrity and ethics, the ability to understand principles of business and finance and familiarity with issues affecting the Company’s businesses.

For a more detailed discussion of the qualifications that the Nominating and Governance seeks individually for director nominees, as well as for the Board in the aggregate, please refer to the “Recent Developments” section at page 11.

In addition, the Nominating and Governance Committee shall annually evaluate the current size of the Board and make recommendations whether the number of directors should be adjusted in light of the Company’s then-current needs. Following Mr. Bouchard’s resignation from the Board in August 2016, and Mr. Ross’s interim CEO status, the Nominating and Governance Committee determined it was appropriate to decrease the size of the Board to six members. Following Mr. Ross’s appointment to Chief Executive Officer in April 2017, the Nominating and Governance Committee recommended to the Board of Directors to increase the size of the Board to seven members.

The Nominating and Governance Committee will consider all qualified director candidates identified by members of the Nominating and Governance Committee, by senior management and, as described below, by stockholders. The Nominating and Governance Committee has not, at this time, put in place a formal policy with regard to procedures to identify such candidates, which, in the view of the Nominating and Governance Committee, offers flexibility to address the needs of the Board that the Nominating and Governance Committee may identify from time to time. Rather, the Board believes that it is appropriate for the Company not to have a specific policy because stockholders are always free to submit recommendations for Board candidates, simply by following the procedures described below.

Director candidates recommended by stockholders will be considered by the Nominating and Governance Committee, provided that the recommendations are timely and include certain specified information required by the Company’s Bylaws and the rules of the SEC. To be timely, the recommendation must be received by the Company’s Secretary within the time period prescribed for stockholder proposals. (See “What is the deadline for submitting proposals for next year’s annual meeting or to nominate individuals to serve as directors?” on page 4.) The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or not.

The Nominating and Governance Committee has the authority to retain and/or replace, as needed, such experts, advisors or consultants as it believes to be necessary or appropriate.

Compensation Committee

The current members of the Compensation Committee are Messrs. Bynoe (Chairman), Deconinck and Hall. If Mr. McIntosh is elected by the stockholders, the Board intends that the Compensation Committee will be comprised of Messrs. Bynoe (Chairman), Deconinck and McIntosh.  The Board determined that all members of the Compensation Committee, and Mr. McIntosh, were nonemployee independent directors, within the meaning of Rule 16b-3 under the Exchange Act, and each are considered “outside directors” for purposes of section 162(m) of the Tax Code.

The primary responsibilities of the Compensation Committee include reviewing and making recommendations to the Board with respect to awards and other contractual arrangements for the named executive officers and management’s proposals regarding the Company’s various compensation programs, and administering the Company’s long-term or equity-based incentive plans. The Compensation Committee conducts an annual performance review of the Chief Executive Officer, approves compensation to senior executives, and approves all stock awards. In addition, the committee also periodically evaluates and, at least annually, recommends to the Board the compensation of executive officers.

The Compensation Committee has the authority to retain and/or replace, as needed, any compensation and benefits consultants, independent counsel or other outside experts, advisors or consultants as the committee believes to be necessary or appropriate. In addition, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee, to the extent consistent with the Company’s certificate of incorporation, bylaws and other rules and regulations.

In 2016, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to assist in the review of the Company’s executive compensation. FW Cook reports directly to the Compensation Committee and bills directly to the Compensation Committee, who approves such invoices. In 2016, FW Cook did not provide any other services to the Company. In prior years, FW Cook has been retained by the Nominating and Governance Committee to assist in the review of the Company’s nonemployee director compensation, and in such representation, reported directly to the Nominating and Governance Committee with respect to such services. In accordance with SEC rules, in 2016, the Compensation Committee considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to FW Cook’s work and FW Cook has confirmed its independence to the Compensation Committee. Based on this review and FW Cook’s confirmation, we are not aware of any conflict of interest of FW Cook that would prevent them from independently representing the Company.

Operations Committee

The current members of the Operations Committee are Messrs. Deconinck (Chairman), Hall, Lamb and Ross.

The primary responsibilities of the Operations Committee include assisting the Board in (i) reviewing and providing strategic advice and counsel to the Company regarding its business operations, (ii) providing guidance and support to the Company in setting continuous improvement operational goals for the Company’s subsidiaries and reviewing quarterly progress, (iii) driving the due diligence process of target acquisitions, and (iv) presenting to the Board an independent assessment of the efforts of the Company and its subsidiaries in optimizing their business operations. The Operations Committee also has regular working sessions with the management teams of the Company’s operating subsidiaries to support them in achieving their operational goals. In 2016, the Operations Committee identified five major improvement opportunities that were prioritized and incorporated into the Company’s 2017 operational plan.

The Operations Committee has the authority to retain and/or replace, as needed, such experts, advisors or consultants as it believes to be necessary or appropriate.

Code of Conduct

We maintain a Code of Conduct for all employees, which also complies with the definition of a “code of ethics” set forth in Section 406(c) of the Sarbanes-Oxley Act of 2002, as required by NASDAQ’s corporate governance requirements. The Code of Conduct is posted on our corporate website at www.realindustryinc.com. A copy may also be obtained without charge upon request by writing to the following address: Corporate Secretary, Real Industry, Inc., 17 State Street, Suite 3811, New York, NY 10004. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Conduct by posting the required information on our website, at the Internet address and location specified above.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of a compensation committee for any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. None of our directors or executive officers are members of the same family.

Board of Directors Leadership Structure

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board retains the discretion to make this determination on a case-by-case basis as it deems to be in the best interests of the Company and our stockholders at any given time. Currently, we have a Chief Executive Officer and a separate Chairman of the Board.

Our Chairman of the Board, William K. Hall, is an independent director, and all of the independent directors of the Company are actively involved in decision-making by the Board. The Board has determined that the current structure is appropriate for the Company’s present needs and enhances the Company’s ability to execute its business and strategic plans, while maintaining strong independence over Board decisions and oversight through the involvement and participation of the independent directors.

Board of Directors Risk Oversight

The understanding, identification and management of risk are essential elements for the successful management of our Company. The entire Board is responsible for oversight of the Company’s risk management processes. The Board delegates many of these functions to the Audit Committee. Under its charter, the Audit Committee is responsible for monitoring certain business risk practices and legal and ethical programs. In this way, the Audit Committee helps the Board fulfill its risk oversight responsibilities relating to the Company’s financial statements, internal controls over financial reporting processes and regulatory requirements. The Audit Committee also oversees certain of our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management aspects, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company, internal audit personnel and from the Chairman of the Audit Committee. These periodic assessments are designed to identify potential events that may affect the achievement of the Company’s objectives. In addition, our Board and its standing committees periodically request supplemental information or reports as they deem appropriate.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of our stockholders; however, directors are encouraged to attend all such meetings. All of our then-current directors attended our 2016 annual meeting of stockholders.

Director Compensation

The following table sets forth information regarding total compensation paid to each director in respect of service on the Board in 2016, excluding our former Chief Executive Officer and Chairman of the Board Mr. Bouchard, whose service on the Board was always concurrent with service as an executive officer until his resignation in August 2016.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Peter C.B. Bynoe	$75,000	$85,006	$160,006
Patrick Deconinck	75,000	85,006	160,006
William Hall	64,171	85,006	149,177
Patrick E. Lamb	100,000	85,006	185,006
Raj Maheshwari	55,000	85,006	140,006
Philip G. Tinkler(3)	55,000	85,006	140,006

(1)

The dollar amounts shown represent the aggregate grant date fair value of restricted common stock awards granted, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation  (“ASC 718”). For additional information about equity grants, see Note 15—Share-based Payments in the notes to consolidated financial statements included in Part IV, Item 15 of our Annual Report.

(2)	As of December 31, 2016, the independent directors each held 10,586 shares of restricted common stock, all of which were issued in 2016 and vested on January 1, 2017.
(3)	Mr. Tinkler chose to forgo the $20,000 cash supplement in 2016 for service as the Nominating and Governance Committee Chair.

Each independent member of the Board receives base annual compensation of $140,000, comprised of $55,000 in cash, payable in advance in quarterly installments, and $85,000 in shares of restricted common stock, issued annually in advance on the first business day of each year. The per share value of the restricted common stock is determined on the basis of the closing price on the grant date or the immediately preceding business day if the grant date is not a day on which the NASDAQ Stock Market is open. The restricted common stock vests on the first day of the year following the grant, but will vest immediately in the event of a change in control, death or disability of a director, or in the event a member is not re-elected to the Board or is not nominated for election to the Board by the Company after indicating a willingness to serve. In addition, independent members of the Board are entitled to annual supplements (payable in advance in quarterly installments) as follows: Chairman of the Board — $25,000; Audit Committee Chair — $45,000; Compensation Committee Chair — $20,000; Operations Committee Chair — $20,000; Nominating and Governance Committee Chair — $20,000. No additional amounts were paid for attending meetings of the Board or any committee of the Board.  From time to time, the Board approves additional fees for independent directors for significant additional work on behalf of the Board or its committees.

Each independent director may elect to receive all or any of the cash portion of his board and committee service compensation in the form of restricted stock units (“RSUs”), which fully vest upon issuance, and may be converted to common stock immediately, or the director may elect that such RSUs will convert to common stock upon his departure from the Board. The election to receive RSUs in lieu of cash is annual and irrevocable, and must be made during an open trading window.

In April 2017, in an effort to maximize alignment with the Company’s stockholders, the Board adopted a policy to reduce the amount of director and committee chairperson fees payable in cash, or in RSUs in lieu of cash fees, to Board members by 20% until further review and notice.

EXECUTIVE OFFICERS

Set forth below is information concerning the executive officers of Real Industry as of December 31, 2016. All executive officers of Real Industry serve at the discretion of the Board. There are no family relationships among any of our directors or executive officers.

Kyle Ross (Age 40): Mr. Ross has served as Chief Executive Officer of the Company since April 2017. Previously, he served as Interim Chief Executive Officer, President and Chief Investment Officer. For the rest of Mr. Ross’ biographical information, please refer to “Background Information on Director Nominees” on page 5 above.

Michael J. Hobey (Age 44): Mr. Hobey has served as Executive Vice President and Chief Financial Officer of the Company since September 2016. Prior to his appointment as Chief Financial Officer, Mr. Hobey served as the Chief Financial Officer of Real

Alloy Holding, Inc. (“Real Alloy”), since the business’ acquisition in February 2015. Prior to the Company’s acquisition of Real Alloy, Mr. Hobey served as Chief Financial Officer of the predecessor entity know as Global Recycling and Specification Alloys at Aleris Corporation. Mr. Hobey joined Aleris in June 2006, serving as Vice President, Corporate Development through July 2009, when he was named Vice President and Treasurer. Before joining Aleris, he served as a Vice President in the Investment Banking Division at Citigroup Global Markets and held various positions with McDonnell Douglas and Boeing immediately following college. Mr. Hobey holds a Bachelor of Science degree from Brown University and an MBA from the MIT Sloan School of Management.

John Miller (Age 59): Mr. Miller has served as Executive Vice President of Operations of the Company since March 2015. Prior to joining the Company, Mr. Miller was engaged as a private consultant with Valley Innovation Consulting LLC, since April 2014, providing business management, business process, and innovation strategy and execution consulting. His last assignment was providing consulting services to the Company in preparation for the integration of Real Alloy into the Company. In early 2014, Mr. Miller served briefly as the Chief Technology Officer and Senior Vice President of the Brady Corporation.  From 1985 to 2013, Mr. Miller held a variety of positions at 3M Company (“3M”) primarily in 3M’s operating business units where he was involved in the management of technology, product development, and commercialization.  He most recently served as the global laboratory head (Technical Director) of the Industrial Adhesives & Tapes Division (“IATD”), where he was responsible for driving growth by leveraging 3M’s technology capabilities in the development and commercialization of new products; driving growth through technical sales and technical service support; expanding IATD’s global technical footprint; and fostering local country innovation.  In addition, he was responsible for the formation of strategic technology-oriented business partnerships with customers and suppliers and for building a world-class technical and technical management team, including the development of future 3M technical leaders globally. Mr. Miller holds a Bachelor of Chemical Engineering degree and a Bachelor of Science degree in Chemistry from the University of Minnesota. In addition, he holds a doctorate in Chemical Engineering from the University of Wisconsin-Madison.

Terrance Hogan (Age 61): Mr. Hogan has served as President of Real Alloy Holding, Inc. since February 2015 assuming the position as part of the Real Alloy acquisition. Prior to the Real Alloy acquisition, Mr. Hogan served as Senior Vice President and General Manager of Aleris’ Recycling and Specification Alloys Americas business since April 2008. From 2006 to 2008, Mr. Hogan served as Vice President and General Manager of Recycling North America for Aleris and before that, as Vice President and General Manager of Europe and Brazil Recycling. Mr. Hogan joined Aleris in 2005 as a part of its acquisition of Alumitech where he had served as President for 10 years until its acquisition by Aleris. Mr. Hogan holds a Bachelor of Science Degree in Accounting from Alfred University in Alfred, New York, and is the past Chairman of the Aluminum Association’s Casting and Recycling Division.

Kelly G. Howard (Age 39): Ms. Howard has served as Executive Vice President and General Counsel of the Company since December 2016. Prior to joining the Company, Ms. Howard served as a Partner for five years in the Corporate Group of the law firm of Crowell & Moring, LLP, where she counseled public and private companies, hedge funds, private equity firms, individual investors, corporate executives and entrepreneurs on matters of securities, mergers and acquisitions, capital raising, and general corporate law. Also while at Crowell & Moring, Ms. Howard served as a Counsel from January 2008 to December 2011, and as an Associate from August 2005 through December 2007. Prior to joining Crowell & Moring, Ms. Howard was an Associate practicing corporate, securities and intellectual property law at Miles & Stockbridge, P.C. Ms. Howard earned her Juris Doctorate degree from the University of Virginia School of Law in 2002, and her Bachelor of Science degree in Biology with a Minor in Chemistry from the University of North Carolina at Chapel Hill in 1999.

STOCK PERFORMANCE GRAPH

The following Stock Price Performance Graph includes comparisons required by the Commission. The graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Real Industry filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

The graph below compares cumulative total return (i.e., change in stock price plus reinvestment of dividends on Real Industry common stock) measured against the five-year cumulative total return of the Russell 2000 Index™ and the S&P 600 Materials Index™ from December 31, 2011 through December 31, 2016. The stock price performance shown in this graph is not necessarily indicative of, and not intended to suggest future stock price performance.

Comparison of Five-Year Total Returns Among

Real Industry, Inc., the Russell 2000 Index

and the S&P 600 Materials Index

Compensation Discussion and Analysis

Introduction

This CD&A is designed to provide our stockholders with an understanding of our compensation program and to discuss the compensation earned by our named executive officers for 2016. Our Compensation Committee (the “Committee”) oversees our executive compensation program. The Committee reviews and establishes the compensation for our executive officers and is responsible for administering and granting equity awards under our existing stock incentive plans. Our 2016 executive compensation program was designed to:

•	align the interests of our executive officers with those of our stockholders through long-term stock-based awards and cash payouts linked to Company performance;
•

reflect the importance of integrating, operating and supporting the Real Alloy global recycling and specification alloys business (the “Real Alloy Business”), which we acquired from Aleris Corporation on February 27, 2015, and the transformative impact of such transaction; and

•

implement a transition of our compensation arrangements adopted in 2016 to reflect the Company’s current size, business strategy and to bring target pay opportunities for our executive officers closer to our peer group’s 25th percentile, reflecting our relative size within our peer group, as we continue to develop and implement our growth plans.

Our executive compensation plans in 2016 were driven by:

•	our success in integrating the Real Alloy Business, including terminating the Aleris Transition Services Agreement months early, in April 2016;

•the strong operating results of Real Alloy’s European business and the counter measures that were taken to support the operating results of Real Alloy’s North American business in a challenging operating environment;

•Real Alloy’s strategic bolt-on acquisition of Beck Alloys, which was largely integrated by year-end and is the process of being right-sized for profitability in 2017;

•corporate-level initiatives, including investment in our corporate mergers and acquisitions team, streamlining and integrated accounting and finance functions with our Real Alloy staff, and the shutdown of Cosmedicine; and

•pursuit of strategic goals to maximize the usage of our tax assets.

We expect that the core elements of our executive compensation program will continue to provide economic incentives to enhance the operating performance of our Real Alloy Business and any future operating businesses, to support our ongoing acquisition strategy and to encourage the creation of stockholder value. The Committee will continue to make improvements in our executive compensation programs in response to executive compensation trends and regulatory developments.

For information on updates to the compensation for our named executive officers for 2017, please refer to “Executive Compensation Changes” in the “Recent Developments” section above at page 11.

Please note: Because our compensation program is based on the achievement against certain financial measures of performance and other goals of the Company and its subsidiaries that are not in accordance with generally accepted accounting principles (“GAAP”), this CD&A discusses non-GAAP financial measures.

Named Executive Officers

For 2016, our named executive officers were:

•

Kyle Ross, President, Interim Chief Executive Officer and Chief Investment Officer (Executive Vice President, Chief Financial Officer through August 19, 2016 and Corporate Secretary through December 12, 2016);

•	Michael Hobey, Chief Financial Officer and Executive Vice President (Chief Financial Officer, Real Alloy, through September 13, 2016);
•	John Miller, Executive Vice President, Operations;
•	Terrance Hogan, President, Real Alloy;
•	Kelly G. Howard, Executive Vice President, General Counsel and Corporate Secretary (from December 12, 2016); and
•	Craig T. Bouchard, former Chairman and Chief Executive Officer (through August 19, 2016).

Our Philosophy on Executive Compensation

Compensation for 2016 reflected the transformation of our business following the 2015 acquisition of Real Alloy and our continued efforts to position the Company to use our significant NOLs. Our base and incentive compensation plans were updated in 2015 for 2016 and are designed to be consistent with these goals and to enable the Company and its subsidiaries to provide competitive compensation packages to attract, retain and motivate talented executives and managers who will not only identify and acquire additional businesses but also operate the Real Alloy Business and any new businesses subsequently acquired, while aligning management’s and stockholders’ interests in the enhancement of Company performance and stockholder value. Our 2016 compensation arrangements were intended to move compensation to more competitive levels against our peer group companies, many of which are larger and more established, while recognizing the transitional nature of these changes. Accordingly, in this transitional period, we have targeted the 25th percentile of our peer group for comparative compensation purposes, reflecting our current relative size within our new peer group, as we continue to develop and implement our growth plans.

Our compensation programs are structured to provide a balance of salary and incentive cash and equity compensation to promote and reward long-term stockholder value creation. The Committee has, and will retain, discretion to make adjustments necessary to balance the overall performance of the Company and the individual performance of our executive officers to create a “pay for performance” philosophy.

Our cash and equity incentive plans are designed to provide the Committee with the flexibility to reward outstanding performance significantly above the targeted range. Conversely, when performance is below expectations, our plans are designed to deliver compensation that is below the targeted range and to allow the Committee the discretion to reduce or eliminate certain compensation elements.

Due to the relatively short tenure of our named executive officers, we do not currently consider the size of previous equity-based grants and current equity holdings in current compensation decisions. In the future, the Committee will begin to review tally sheets showing cumulative wealth associated with prior awards as it considers future grants when making long-term incentive awards and overall compensation decisions. The Committee applies its compensation philosophy and policies consistently in determining the compensation of each of our senior executives, while being mindful of individual differences such as experience, level of responsibility, potential contributions to future growth opportunities and individual performance. These determinations are also made in light of the practical implications of arms-length negotiations at the time each executive officer is hired or promoted. Greater relative percentages of potential compensation are at risk for the most senior officers to reflect their respective areas and levels of responsibility for the Company’s performance.

Consideration of Say-on-Pay Results

At the Company’s annual meeting of stockholders held in May 2016, approximately 93% of the votes cast on the advisory vote to approve the compensation of our named executive officers were voted in favor of the proposal. The Committee believes that this stockholder vote affirms our stockholders’ support for the Company’s approach to executive compensation and, therefore, we have not implemented any changes to our executive compensation program as a direct result of the advisory vote.

Our Process for Executive Compensation

The Committee oversees our executive compensation program. Each Committee member is an independent nonemployee director and qualifies as an “outside director” under section 162(m) of the Tax Code. The Committee develops and recommends to the Board the overall compensation package for our Chief Executive Officer and, with additional input from our Chief Executive Officer, for each of our other executive officers. Our Chief Executive Officer does not participate in determining his compensation. Objective criteria are used, and the Committee retains final discretion in determining the compensation of our executive officers.

In implementing and administering the Company’s compensation philosophy, the Committee, in consultation with its independent executive compensation consultants, regularly:

•	Reviews market data to assess the competitiveness of the Company’s compensation policies;
•	Evaluates the Company’s compensation policies compared to those of our peer group and in the context of broader industry surveys;
•	Reviews the Company’s performance against the Company’s plans and budgets and considers the degree of attainment of performance goals and objectives; and
•	Reviews the individual performance of each executive officer.

The Committee makes significant decisions over multiple meetings, discussing conceptual matters, reviewing preliminary recommendations, reviewing final recommendations and reviewing advice of independent executive compensation and legal advisors before acting. The Committee also holds special meetings as necessary in order to perform its duties.

Role of the Chief Executive Officer

In its determination of the Company’s compensation objectives, philosophy, programs and decisions, the Committee receives advice and recommendations from our Chief Executive Officer (other than with respect to his own compensation). The Committee’s charter provides that our Chief Executive Officer may attend meetings at which the compensation of other named executive officers is under review and consideration. In this capacity, the Chief Executive Officer:

•	Works with the Committee regarding the approval of all general compensation plans and policies, including pension, savings, incentive and equity-based plans;
•	Reviews and determines the corporate and individual goals and objectives for the other named executive officers relevant to their compensation;
•	Provides the Committee with an evaluation of the performance of the other named executive officers in light of their respective achievement of corporate and individual goals and objectives; and
•	Recommends to the Committee the compensation levels of the other named executive officers.

The Committee considers the recommendations of our Chief Executive Officer, together with the inputs from its independent compensation consultant, in making independent determinations regarding executive compensation.

Our Chief Executive Officer generally attends all Committee meetings, other than those portions that are held in executive session, but he is not present during voting or deliberations on matters involving his compensation in accordance with the Committee’s charter.

Role of Compensation Committee Consultants

The Committee has authority under its charter to retain its own advisers, including compensation consultants. To assist in its review and oversight of our executive compensation program, in 2016, the Committee engaged FW Cook as its independent compensation consultant. The Committee consults with FW Cook regularly throughout the year and, upon the Committee’s request, FW Cook attended many Committee meetings in 2016. FW Cook advised the Committee in connection with reviewing and assessing (i) the pay for performance, stockholder alignment and executive retention goals of the Committee, (ii) the continued implementation of the Company’s executive compensation program, including with respect to compensation philosophy, objectives, benchmarking market pay levels and developing annual and long-term plan designs, and (iii) reviewing and structuring compensation and severance arrangements for our named executive officers.

Benchmarking Executive Compensation

Our philosophy emphasizes “pay for performance” in determining executive compensation, while being mindful of individual differences such as tenure and performance, along with the practical implications of pay as the product of an arms-length negotiation at the time an executive officer is hired or promoted. On behalf of the Committee, FW Cook conducted a competitive review of individual named executive officers in connection with various promotions and new hires in 2016.  In 2015, the Compensation Committee identified a peer group composed of the metals and mining companies with revenues between $750 million and $3.75 billion, which list did not materially change from 2015: Carpenter Technology, Century Aluminum, Global Brass and Copper, Globe Specialty Metals, Kaiser Aluminum, Materion, Olympic Steel, Ryerson Holding, Schnitzer Steel Industries, SunCoke Energy, Thompson Creek Metals, Timken Steel, and Worthington Industries.

This peer group was used for the first time by the Company in 2015, and was developed to reflect the transformation resulting from the Company’s acquisition of the Real Alloy Business, which constituted substantially all of our revenues, assets and liabilities in 2016. While the Committee plans to continue to utilize its peer group data to benchmark total direct compensation against comparable companies, due to our holding company structure and strategy, with the objective to acquire other profitable businesses to leverage the benefits available from our tax assets, the Committee will review the applicability of adding (and deleting) other similarly-situated publicly-traded companies that have comparable size and business characteristics with the Company.

Overview of Compensation Elements

The three elements of our executive compensation are:

•

Base salary: Fixed element of total compensation, which the Committee determines by our pay for performance philosophy, the position (skills, duties, responsibilities, etc.), market pay levels and trends, prior salary and individual performance in prior periods;

•

Annual non-equity incentive awards: Variable compensation payable in cash (or at the discretion of the Committee, shares of restricted stock) following the fiscal year for which the pay is earned based upon the Committee’s determination of performance; and

•	Long-term incentive awards: Variable compensation payable in time-vested and/or market-based shares of restricted stock and/or restricted stock units.

Base Salary

Base salary provides a level of cash compensation in an amount commensurate with the role and responsibilities of each executive officer, as well as experience, performance and contributions. The amount of any increase in base salary is also based on these factors, as well the external competitiveness of such executive officer’s base salary and his or her overall total compensation. The Committee reviews the salaries of our named executive officers annually (in the fourth quarter or early in the following year), as well as in connection with a promotion or other change in responsibility. The Committee’s review of these factors is subjective, and no fixed value or weight is assigned to any specific factor when making salary decisions.

In 2016, the Committee increased Mr. Ross’s annual base salary from $305,000 to $325,000 in the first quarter and again to $450,000 effective upon his appointment as President, Interim CEO and Chief Investment Officer in August 2016. Mr. Hobey’s annual base salary was set at $343,000 upon his appointment as the Company’s Chief Financial Officer in September 2016, a ten percent increase over his prior salary for serving as the Chief Financial Officer of Real Alloy.  The annual base salary for Ms. Howard was set at $325,000 upon her hiring in December 2016. Mr. Miller’s base salary was increased to $300,000 from $275,000 in the first quarter and again to $325,000 as of January 1, 2017, and Mr. Hogan’s base salary was increased to $375,000 from annual rate of $367,500. During 2016, there was no increase in the annual base salary of our former Chairman and Chief Executive Officer, Mr. Bouchard, prior to his resignation in August 2016.

Annual Non-Equity Incentive Awards

Our annual non-equity incentive awards are intended to provide cash awards to our executive officers for achieving the Company’s annual financial and operational objectives. The annual non-equity incentive award program is a variable performance-based compensation component designed to reward the achievement of annual financial goals. The annual cash incentive award for 2016 under the annual non-equity incentive award program was determined by two financial performance measures: (1) the Company’s and Real Alloy’s actual Adjusted EBITDA compared to financial performance targets set by the Board for Adjusted EBITDA (weighted 80%) and (2) productivity and Six Sigma efficiency improvements measured through operational cost savings and other margin enhancements (weighted 20%) (the “Financial Performance Measures”). For Messrs. Ross, Miller and Bouchard, Adjusted EBITDA was measured at the consolidated level, for Mr. Hogan, Adjusted EBITDA was measured at the Real Alloy Business unit level and for Mr. Hobey Adjusted EBITDA was measured at the Real Alloy Business unit level for the period that he was chief financial officer of the Real Alloy Business and at the consolidated Company level for the period that he was Chief Financial Officer of the Company, for purposes of determining earned cash incentive awards for 2016.

Target annual non-equity incentive compensation opportunities for 2016 for our named executive officers were based upon the following respective percentages of base salary:  Mr. Ross 80%; Mr. Hobey 65%; Mr. Miller 70%; Mr. Hogan 65%; and Mr. Bouchard 100%. The Committee set these target annual incentive opportunities as part of its total compensation program to provide the Company’s named executive officers total compensation with incentive compensation arrangements to drive strong operational performance and to create long-term stockholder value. Upon joining the Company in December 2016, Ms. Howard’s target annual non-equity incentive compensation opportunity was set as 65% of her base salary, but no award was given for service to the Company due to her abbreviated period of service to the Company in 2016.

Financial Performance Measures

In February 2017, the Committee approved annual non-equity incentive awards for 2016 based upon achieved financial results for 2016, measured with a percentage that was calculated from the difference between the “target” and actual level achieved in accordance with the following table:

Financial Performance Level	Financial Performance (% of Target Goal)	Payout (% of Target Cash Incentive)
Less Than Threshold	Less Than or Equal to 70%	0%
Target	100%	100%
Greater Than or Equal To the Maximum	Greater Than or Equal To 130%	200%

Actual results were interpolated within each category to calculate specific cash incentive award percentages. Payouts are capped at 200% of target levels for all named executive officers.

The Committee has discretion to make adjustments to the annual non-equity incentive awards paid for any given year. Reasons for these adjustments could include, but are not limited to, the effects of unanticipated events, such as accounting changes, project restructurings, timing of working capital, noncash balance sheet adjustments, unbudgeted transaction expenses, unexpected litigation and similar items, which unless excluded would produce unintended consequences that are inconsistent with the goals of aligning the interests of named executive officers with that of our stockholders and of providing financial incentives to named executive officers to effectively implement our business plan and goals.

The following table summarizes the performance targets for the Financial Performance Measures of consolidated and Real Alloy Adjusted EBITDA and productivity and Six Sigma efficiency improvements and the variances from targets for payout purposes, as calculated in accordance with the foregoing linear pro-rations for 2016:

	Adjusted EBITDA			Productivity and Six Sigma Efficiency Improvements
(In millions)	Target	Actual, As Adjusted	Variances (% of Target)	Target	Actual, As Adjusted	Variances (% of Target)
2016 - Real Alloy	$80.0	$67.5	84.4%	$17.0	$16.5	97.1%
2016 - Consolidated	70.4	59.0	83.8%	N/A	N/A	N/A

While budgets and operational targets are reset each year and reviewed and approved by the Board, the Committee sets financial performance target levels for the annual non-equity incentive cash awards assuming that:

•	We operate our businesses consistent with high standards of efficiency, production, safety and environmental performance;
•	We control the costs of conducting our business and operations;
•

External market forces and pricing are consistent with expectations (at the time we establish our annual budgets) in key areas, including aluminum consumption, prices and premiums, energy prices, scrap spreads and commodity prices;

•	We do not experience significant one-time expenses that are outside the service of the Company’s business and operations; and
•

We do not experience unforeseen events, such as weather, flooding, accidents or fires at our facilities, acts of God, pandemics, natural disasters, terrorism or other casualty events, that have a material adverse impact on our financial results.

Consequently, our ability to achieve the “target” level of the Financial Performance Measures each year is heavily dependent not only upon factors within our control, but also upon other conditions over which we have no control. There is substantial uncertainty with respect to achieving the target level at the time that the Financial Performance Measures are set and communicated.

In 2016, consolidated Adjusted EBITDA, was $59.0 million (after adjustments for discontinued operations, the impact of Cosmedicine, costs associated with the separation of Mr. Bouchard and certain other non-budgeted items) as compared to a target of $70.4 million, resulting in performance at 83.8% of target; Real Alloy Adjusted EBITDA, as adjusted, was $67.5 million (calculated using a fixed exchange rate as in effect at the time the targets were established) as compared to a target of $80.0 million, resulting in performance at 84.4% of target. Productivity and Six Sigma efficiency improvements measured through operational cost savings and other margin enhancements delivered $16.5 million compared to a target of $17.0 million, resulting in performance at 97.1% of target. Our ability to meet or exceed performance targets in the future will depend upon a variety of factors, including execution of our strategy, competition in our sector, and the accuracy of our macroeconomic predictions, including trends in aluminum consumption. As a result, it will be challenging for our named executive officers to receive incentive cash awards at or near the “target” level.

In addition, the Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout. Except for excluding Ms. Howard from consideration for a performance-based award for her limited service to the Company in 2016, the Committee did not exercise such authority and discretion in 2016 with respect to awards to named executive officers based upon the Financial Performance Measures.

Based upon the foregoing, the annual cash incentive awards to the named executive officers relating to 2016 performance were as follows:

Named Executive Officer	Adjusted EBITDA Goal (Weighted 80%)	Productivity and Six Sigma Efficiency Improvements Goal (Weighted 20%)	Total
Kyle Ross, President, Interim Chief Executive Officer and Chief Investment Officer(1)	$132,592	$64,948	$197,540
Michael J. Hobey, Executive Vice President and Chief Financial Officer(2)	84,696	40,223	124,919
John Miller, Executive Vice President	77,345	37,887	115,232
Terrance Hogan, President, Real Alloy	95,539	41,788	137,327
Kelly G. Howard, Executive Vice President and General Counsel(3)	—	—	—
Craig Bouchard, Former Chairman and Chief Executive Officer(4)	122,770	54,138	176,908
(1)

Mr. Ross was appointed as President, Interim Chief Executive Officer and Chief Investment officer effective on August 19, 2016 upon Mr. Bouchard’s resignation and Mr. Ross was succeeded as Chief Financial Officer effective on September 13, 2016 upon Mr. Hobey’s appointment and promotion to Chief Financial Officer.

(2)

Mr. Hobey was appointed as Executive Vice President and Chief Financial Officer of the Company on September 13, 2016 succeeding Mr. Ross.  Prior to such promotion, Mr. Hobey was the Chief Financial Officer of Real Alloy.

(3)	Ms. Howard was appointed as General Counsel, Executive Vice President and Corporate Secretary on December 12, 2016.
(4)

Mr. Bouchard resigned from his employment effective as of August 19, 2016.  Pursuant to the terms of his separation arrangements, Mr. Bouchard was paid a pro rata portion of the annual award at the payout rate of 63.4% based upon the number of days in 2016 that he was employed by the Company.

Long-Term Incentive Awards

Our Long-Term Incentive Plan (the “LTIP”) is designed to align executive compensation with the interests of the Company’s stockholders by linking a significant portion of executive compensation to share price performance over a multi-year period.

In 2016, the Committee granted two types of LTIP awards:

•	Restricted stock awards, vesting pro-rata over a period of three years, and
•	Restricted stock units to create incentives for achieving total stockholder return (“TSR”) relative to the compound, annualized TSR for the Russell 2000 Index over a three-year performance period.

In order to establish a proper balance between retention and performance, commencing in 2016, 50% of the annual equity awards granted to the named executive officers were in the form of time-based restricted stock awards and 50% in the form of Company performance-based TSR Awards.

Restricted Stock.  We have issued annual grants of restricted stock that vests on a pro-rata basis on each of the next three anniversaries of the date of grant, conditioned upon the executive’s continued employment on each anniversary date, with accelerated vesting under certain circumstances. The Committee believes that awarding long-term incentive awards in the form of time-vested equity compensation encourages long-term service, facilitates retention, maintains the Company’s competitive compensation, and aligns the interests of our named executive officers with the interests of our stockholders in creating incentives for long-term value creation.

Restricted Stock Units.   In order to maintain the alignment of the interests of management and its stockholders, beginning with awards issued in 2016, the Committee approved a new form of TSR performance award for restricted stock units convertible into shares of the Company’s common stock, with performance measured by the Company’s compound, annualized TSR relative to the TSR of the Russell 2000 Index over a three-year performance period (the “TSR Awards”).

Issuance and payment of the award in the form of shares of the Company’s common stock will be conditioned and dependent upon the employee’s continued employment during the applicable performance period. The number of shares, if any, earned for the applicable performance period shall be determined by multiplying the “TSR Payout Factor” by the number of restricted stock units granted to the employee in the award agreement (the “TSR Target Share Amount”). The “TSR Payout Factor” is based on the Company’s compound, annualized TSR for the performance period relative to the compound, annualized TSR for the Russell 2000 Index. Initial grants of TSR Awards under the Plan in 2016 have a TSR Payout Factor based on the following table:

If the Company’s Compound Annualized TSR Compared to the Russell 2000 Index is:	TSR Payout Factor (% of TSR Target Share Amount)
More than 8 percentage points below the Russell 2000 Index TSR	0%
8 percentage points below the Russell 2000 Index TSR	50%
Equal to the Russell 2000 Index TSR	100%
8 or more percentage points above the Russell 2000 Index TSR	150%

If the Company’s annualized return (including assumed reinvestment of dividends and distributions) for the performance period is equal to or between any of the ranges of annualized returns set forth in the table of the award agreement, then the calculation of the TSR Payout Factor shall be linearly interpolated between the respective TSR annualized returns and TSR Payout Factors in such table.

The TSR Payout Factor may be adjusted from time to time by the Committee with respect to subsequent grants of TSR Awards under the Plan.

For purposes of the TSR Awards, TSR is equal to the cumulative percentage change in stock price from the beginning to the end of the performance period, plus the assumed reinvestment of all regular and extraordinary dividends over the performance period, expressed on a compound, annualized basis. The stock price at the beginning of the performance period will be the average closing stock price over the 30 trading days immediately preceding the start of the performance period, and the stock price at the end of the performance period will be the average closing stock price over the trading days in the last 30 days of the performance period.

Management Continuity Plan for Senior Officers

Our policy is to provide certain severance and change in control protections to our named executive officers based on competitive practice in the industry. We believe that providing our executive officers with specified benefits in the event of termination of employment under certain circumstances (such as by the Company without cause or in connection with a change in control of the Company) helps us to attract and retain executive officers and maintain leadership stability. Accordingly, on May 19, 2016, the Company adopted the Management Continuity Plan for Senior Officers (the “Continuity Plan”). The purpose of the Continuity Plan is to provide a consistent framework of severance benefits to attract and retain its senior officers, including the Company’s executive officers (collectively, “Executives”), in the event that their employment with the Company (or its subsidiaries or affiliates) is involuntarily terminated.  Executives become participants in the Continuity Plan upon expiration of their employment agreements with the Company, upon authorization by the Committee or upon hiring. Senior officers of the Company’s subsidiaries become participants in the Continuity Plan upon authorization by the Committee.

The severance benefits under the Continuity Plan (as is generally the case for our Executives’ equity award agreements) to be paid in the event of a change in control of the Company are provided only on a “double trigger” basis, meaning that payment of the benefit is not awarded unless, as set forth in the applicable agreement, the Executive's employment is terminated by the Company without cause or by the Executive upon certain enumerated changes in his or her employment terms within an agreed period following the change in control transaction. We believe the double trigger vesting structure strikes a balance between our performance incentives and executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction. In our view, the double trigger vesting structure additionally serves as a retention mechanism through a transaction process, as Executives have fewer job security and compensation concerns. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive management and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn these payments.

Severance Benefits.  Pursuant to the terms of the Continuity Plan, if an Executive is “Discharged without Cause” (as such term is defined in the Continuity Plan) or the Executive submits a “Resignation for Good Reason” (as such term is defined in the Continuity Plan) that is not cured by the Company within thirty days of delivery of notice specifying the circumstances providing the basis for such Resignation for Good Reason, then the Company will provide the Executive with the following severance benefits:

(a)	payment of severance compensation:
(i)

for the Chief Executive Officer of the Company, in an amount equal to the sum of (x) two years of the Executive’s annual base salary, plus (y) the Executive’s target annual cash bonus, each as in effect on the date of the Executive’s Discharge without Cause or Resignation for Good Reason (the effective date of either such event, the “Termination Date”); or

(ii)	for all Executives other than the Chief Executive Officer of the Company – in an amount equal to one year of annual base salary in effect at the time of the Executive’s Termination Date; plus
(b)

payment of an amount equal to the annual bonus earned by the Executive in the year of the Termination Date based on the Company’s full-year performance, prorated to reflect the partial year of employment, which shall be payable at the time the Company pays bonuses to other senior executives; plus

(c)

continuation of health and welfare benefits and payment of the employer portion of the applicable premiums to the extent permitted by each such applicable benefit plan for the applicable severance period provided in clause (a) above.

Except as described below in connection with a “Change of Control” (as defined in the Continuity Plan), the vesting of the Executive’s outstanding unvested equity awards will only be accelerated, if at all, upon his or her Termination Date to the extent provided in an applicable employment agreement or award agreement. In addition, except as described below in connection with a Change of Control or as otherwise provided in the Continuity Plan for purposes of compliance with Section 409A of the Tax Code any of the foregoing severance amounts, other than earned annual bonuses, will be made in monthly installments payable over the applicable severance period following the Termination Date in accordance with the Company’s normal payroll practices; provided, however, that the first payment will not be paid until the first payroll date following the 60th day after the Termination Date and the first payment will include all payments that otherwise would have been made within that period. The Executive will be eligible for the foregoing severance benefits only if the Executive signs a general release in favor of the Company and the Executive continues to comply with all restrictive covenants and continuing obligations to the Company.

Change of Control Benefits.  Pursuant to the terms of the Continuity Plan, if the Executive was actively at work, or on an approved temporary leave of absence, with the Company immediately prior to a Change of Control, and such Executive is Discharged without Cause or the Executive submits a Resignation for Good Reason within twenty-four months following a Change of Control, then the Executive will receive (in addition to the health and welfare benefits described above in item (c) under the heading “Severance Benefits”) the following amounts from the Company in one lump sum payment within thirty days following the Executive’s termination of employment:

(a)

the amount equal to the product of (x) one twelfth of the Executive’s base annual salary compensation in effect at the Termination Date and (y) the applicable number of months in accordance with the following:

(i)	for the Chief Executive Officer of the Company – twenty-four; or
(ii)	for all Executives other than the Chief Executive Officer of the Company – eighteen; plus
(b)

an amount equal to the product of (x) the Executive’s target annual bonus on the Termination Date, and (y) the period for which the Executive is entitled to severance benefits pursuant to clause (a) above; and unless otherwise specified in any equity award agreement to the contrary, provide the Executive with accelerated vesting of the Executive’s outstanding unvested equity or other long-term incentive awards so that as of the date of the Executive’s Discharge without Cause or Resignation for Good Reason within twenty-four months following a Change in Control, such awards will be 100% vested.

An Executive will be eligible to receive the foregoing Change of Control benefits only if the Executive signs a general release in favor of the Company and the Executive continues to comply with all restrictive covenants and continuing obligations to the Company.

If the amounts payable to an Executive Officer under the Continuity Plan would cause the Executive Officer to have “parachute payments” as such term is defined in Tax Code Section 4999, the Company will reduce any such payments and benefits so that the value of all Change in Control benefits equals 2.99 times the Executive’s “base amount” (within the meaning of Tax Code Section 280G) minus $1,000, but only if, by reason of such reduction, the amount of such payments and benefits on an after-tax basis exceeds the amount of payments and benefits such Executive would receive on an after-tax basis had such reduction not been made.

Adjustments.  Any payment or benefit made under the Continuity Plan to an Executive will be offset by any severance payments due to such Executive under any employment agreement or change in control agreement between the Executive and the Company and any severance payments required by federal or state law.

Named Executive Officer Compensation Arrangements and Employment Agreements

Chief Executive Officer Compensation Arrangement

The Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that he have the relatively greatest percentage of compensation be at risk and tied to our overall performance in order to best align his interests with those of our stockholders.

In connection with his appointment as President, Interim Chief Executive Officer and Chief Investment Officer of the Company in August 2016, Mr. Ross and the Company agreed to an employment terms letter (the “Ross Agreement”) in September 2016 setting forth the new compensation arrangements with Mr. Ross. Under the terms of his employment, Mr. Ross’s compensation was increased to the rate of $450,000 per year and he was eligible to receive an incentive cash award targeted at 80% of his new annual base compensation.  Mr. Ross also was granted two equity awards: (i) a restricted stock award in the amount of $200,000, vesting in whole and not in part one year following the grant date based upon his continued and uninterrupted employment by the Company; and (ii) a restricted stock award in the amount of $500,000, vesting in whole and not in part at the end of three years based upon his continued and uninterrupted employment by the Company, with accelerated vesting under certain circumstances.  In addition, the Board agreed that Mr. Ross would be considered for the position of Chief Executive Officer on a non-interim basis. Pending Mr. Ross’ appointment as President and Chief Executive Officer on a non-interim basis, he continued to participate in the Continuity Plan as an Executive Vice President.

Chief Financial Officer Compensation

Effective as of September 13, 2016, Mr. Hobey was appointed Executive Vice President and Chief Financial Officer of the Company, succeeding Mr. Ross. In connection with Mr. Hobey’s appointment, the Committee approved the following terms for Mr. Hobey’s compensation (the “Hobey Agreement”): Mr. Hobey was granted a 10% increase in annual base compensation to $343,000, his annual cash bonus target was increased from 55% to 65% of his increased annual base compensation, and he was included in the Continuity Plan, in lieu and in full substitution of Mr. Hobey’s existing employment contract. Additionally, Mr. Hobey was granted a restricted stock award in the amount of $75,000, which shares of restricted common stock will vest in equal annual installments over three years from the grant date, based upon his continued and uninterrupted employment with the Company, with accelerated vesting under certain circumstances.

Other Named Executive Officer Compensation

Effective as of December 12, 2016, Ms. Howard was appointed General Counsel, Executive Vice President and Corporate Secretary of the Company. In connection with such appointment, the Company and Ms. Howard entered into an employment terms letter (the “Howard Agreement”) providing for annual base compensation at the rate of $325,000 and an annual cash bonus target of 65% of her then-current annual base compensation rate and participation in the Continuity Plan as an Executive Vice President. As an inducement for Ms. Howard to accept employment with the Company, the Company granted Ms. Howard two equity awards on December 14, 2016: (i) a restricted stock award in the amount of $100,000 vesting in whole and not in part six (6) months following the date of grant, and (ii) a restricted stock award in the aggregate amount of $100,000, vesting in three equal installments on the first, second and third anniversary of the date of grant, with vesting of each award conditioned on Ms. Howard’s continued and uninterrupted service to the Company as of the respective vesting dates, unless otherwise accelerated upon an involuntary termination or Ms. Howard’s termination of her employment for Good Reason, as provided in the Continuity Plan.

Employment Arrangements with Named Executive Officers

Pending the expiration of previously entered into employment agreements with certain of our named executive officers and subsequent participation in the Continuity Plan, we currently have employment agreements in effect with Mr. Miller (the “Miller Agreement”) and Mr. Hogan (the “Hogan Agreement”).

Miller Employment Agreement. Mr. Miller entered into an evergreen employment agreement dated March 31, 2015, which provides for Mr. Miller’s employment on an at-will basis. The Miller Agreement originally provided Mr. Miller with an annual base salary of $275,000, which will be reviewed for increase at least annually (Mr. Miller’s base salary was increased to $300,000 in the first quarter of 2016, which has been increased to $325,000 as of January 1, 2017). Additionally, Mr. Miller is eligible to receive an annual target cash incentive bonus, initially targeted at 70% of his annual base salary, based upon the achievement of certain Company and individual performance milestones and objectives as described above. The Miller Agreement also provided Mr. Miller with an original grant of restricted stock equal to $150,000 in value and vesting in equal annual installments over a period of three years subject to Mr. Miller’s continued employment. Under the Miller Agreement, Mr. Miller is also eligible to participate in all employee benefit plans, programs or arrangements, generally made available to the Company’s senior executives, including, but not limited to, annual discretionary bonus programs, and medical, dental and vision plans.

Under the Miller Agreement, Mr. Miller is entitled to the acceleration of vesting of his initial 2015 restricted stock award and severance payments equal to one year’s annual base salary at the rate in effect as of the date of termination, paid in equal installments over a period of one year from the date of termination in accordance with the usual payroll practices of the Company, subject to Mr. Miller executing and not revoking a waiver and general release, in the event of Mr. Miller’s termination of employment due to his (i) involuntary termination by the Company without “cause” (as defined below), (ii) voluntary termination for “good reason” (as defined below); (iii) termination due to death or disability, or (iv) involuntary termination following a “change in control” (as defined below).  Accelerated awards of restricted stock and severance payments will be subject to reduction to the extent that such payments would otherwise trigger an excise tax pursuant to section 280G of the Tax Code to the maximum amount payable without triggering such excise tax. See also “Employment Arrangements and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance payments and payments following a change in control.

For the purposes of the Miller Agreement, “cause” is defined to include the following:

•	willful and continued failure to attempt in good faith to substantially perform his obligations to the Company, and the failure to cure such breach within 30 days of notice;
•	conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude or dishonesty;
•

willfully engaging in misconduct in the performance of his duties, including theft, fraud, embezzlement, securities law violations or violations of the Company’s Code of Conduct or other applicable policies, that is injurious to the Company, monetarily or otherwise; or

•

willfully engaging in misconduct not in the performance of his duties, including theft, fraud, embezzlement or securities law violations, that is materially injurious to the Company or is determined in good faith to be potentially materially injurious to the Company, monetarily or otherwise, by the Board of Directors.

For purposes of the Miller Agreement, “good reason” is defined to include the following:

•	a reduction of the executive’s base salary;
•	a demotion in position or a material reduction in job duties and responsibilities; or
•	a material breach of the Miller Agreement and failure to cure such breach within 30 days of notice.

For purposes of the Miller Agreement, a “change in control” event is defined as:

•	any person becoming the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
•	any person becoming the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
•

the consummation of a merger or consolidation of the Company with any other corporation that results in a change in ownership of more than 50% of the total voting power represented by the voting securities of the Company or approval by the stockholders of the Company of an agreement to sell or dispose of all or substantially all of the assets of the Company; or

•

a change in the composition of the Board, as a result of which fewer than a majority of the directors are directors who either (A) are directors of the Company as of the date of the Miller Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the continuing directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

In addition, in the event that Mr. Miller properly elects to continue health benefit coverage under COBRA, he shall only be responsible to pay the subsidized rate for so long as he remains eligible to receive COBRA continuation coverage and for so long as the subsidized rate is permissible by law and/or would not result in a penalty.

Mr. Miller’s evergreen employment agreement also contains restrictive covenants requiring Mr. Miller not to solicit the Company’s employees or its customers, clients and suppliers or disparage the Company for a period of one year following his termination of employment.

Hogan Employment Agreement

Mr. Hogan entered into a term employment agreement with the Company’s Real Alloy subsidiary dated March 12, 2015, which provided for an initial term through and including December 31, 2016 (the “Initial Term”). At the end of the Initial Term, the Hogan Agreement automatically renews for additional consecutive one-year terms unless Real Alloy gives notice at least 30 days in advance of any term. A termination of Mr. Hogan’s employment following a notice of non-renewal by Real Alloy shall be treated as a termination of employment without “cause” (as defined below) under the Hogan Agreement. The Hogan Agreement provided Mr. Hogan with an annual base salary of $367,500, which will be reviewed for increase at least annually. In 2016, Mr. Hogan’s salary was increased to $375,000.

Additionally, Mr. Hogan is eligible to receive an annual target cash incentive bonus, initially targeted at 65% of his annual base salary, based upon the achievement of certain Real Alloy and individual performance milestones and objectives, as described above. The Hogan Agreement also provided Mr. Hogan with an original grant of restricted stock equal to $150,000 in value and vesting in equal annual installments over a period of three years subject to Mr. Hogan’s continued employment. Under the Hogan Agreement, Mr. Hogan is also eligible to participate in all employee benefit plans, programs or arrangements, generally made available to Real Alloy’s senior executives, including, but not limited to, annual discretionary bonus programs, and medical, dental and vision plans.

Mr. Hogan is entitled to severance payments equal to one year’s annual base salary at the rate in effect as of the date of termination, paid in equal installments over a period of one year from the date of termination in accordance with the usual payroll practices of the Company, subject to Mr. Hogan executing and not revoking a waiver and general release, in the event of Mr. Hogan’s termination of employment due to his (i) involuntary termination by the Company without “cause” (as defined below), (ii) voluntary termination for “good reason” (as defined below); (iii) termination due to death or disability, or (iv) involuntary termination following a “change in control” (as defined below).  Accelerated awards of restricted stock and severance payments will be subject to reduction to the extent that such payments would otherwise trigger an excise tax pursuant to section 280G of the Tax Code to the maximum amount payable without triggering such excise tax. See also “Employment Arrangements and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance payments and payments following a change in control.

For the purposes of the Hogan Agreement, “cause” is defined to include the following:

•	willful and continued failure to attempt in good faith to substantially perform his obligations to the Company, and the failure to cure such breach within 30 days of notice;
•	conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude or dishonesty;
•

willfully engaging in misconduct in the performance of his duties, including theft, fraud, embezzlement, securities law violations or violations of the Company’s Code of Conduct or other applicable policies, that is injurious to the Company, monetarily or otherwise; or

•

willfully engaging in misconduct not in the performance of his duties, including theft, fraud, embezzlement or securities law violations, that is materially injurious to the Company or is determined in good faith to be potentially materially injurious to the Company by the Board of Directors.

For purposes of the Hogan Agreement, “good reason” is defined to include the following:

•	a material reduction of the executive’s base salary and failure to cure within 30 days of notice;
•	a material demotion in position and job duties and failure to cure within 30 days of notice;
•	a relocation of executive, executive’s principal place of employment or principal place of service to a location greater than fifty miles from Beachwood, Ohio during the Initial Term; or
•	a material breach of the Hogan Agreement and failure to cure such breach within 30 days of notice.

For purposes of the Hogan Agreement, a “change in control” event is defined as:

•

any person becoming the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

•

the consummation of a merger or consolidation of Real Alloy with any other unaffiliated corporation that results in a change in ownership of more than 50% of the total voting power represented by the voting securities of the Company or approval by the stockholders of the Company of an agreement to sell or dispose of all or substantially all of the assets of the Company; or

•

a change in the composition of the Board, as a result of which fewer than a majority of the directors are directors who either (A) are directors of the Company as of the date of the Hogan Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the continuing directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

In addition, in the event that Mr. Hogan properly elects to continue health benefit coverage under COBRA, he shall only be responsible to pay the subsidized rate for so long as he remains eligible to receive COBRA continuation coverage and for so long as the subsidized rate is permissible by law and/or would not result in a penalty.

Mr. Hogan’s employment agreement also contains restrictive covenants requiring Mr. Hogan not to compete with Real Alloy or to solicit the Company’s employees or Real Alloy’s employees, customers, clients and suppliers for a period of one year following his termination.

Compensation and Separation Arrangements with Former Chairman and Chief Executive Officer

In connection with the adoption of the Continuity Plan, Mr. Bouchard’s employment agreement with the Company dated as of June 4, 2013, the original term of which had previously expired, was generally replaced by the terms of the Continuity Plan, which provided a comprehensive compensation package to Mr. Bouchard as a participant in the Continuity Plan in the event of an involuntary termination of his employment. Accordingly, the Company and Mr. Bouchard mutually agreed to terminate Mr. Bouchard’s employment agreement with the Company effective on May 20, 2016, with Mr. Bouchard’s employment with the Company as Chief Executive Officer and Chairman thereafter continuing on the terms set forth in the Continuity Plan and his equity award agreements with the Company. The Board provided a letter to Mr. Bouchard confirming that implementation of the Continuity Plan did not affect Mr. Bouchard’s continued employment with the Company, nor did this change, in any way, the economic terms of Mr. Bouchard’s employment.  In particular, the confirmation letter provided that Mr. Bouchard’s employment agreement, which had been automatically renewed following the expiration of its initial term, was being terminated with his consent, but that Mr. Bouchard would continue to be employed as the Chairman of the Board, President and Chief Executive Officer of the Company, and devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company.

In connection with the adoption of the Continuity Plan, a performance share agreement previously entered into on June 1, 2015, by and between the Company and Mr. Bouchard (the “Original Performance Share Agreement”) was amended and restated effective as of May 20, 2016, to change the vesting terms in the event of certain terminations of Mr. Bouchard’s employment (the “Amended and Restated Performance Share Agreement”). Pursuant to the Original Performance Share Agreement, in the event that Mr. Bouchard’s employment with the Company was terminated during the Performance Period (defined as the period commencing on January 1, 2015 and ending on December 31, 2017) by reason of his death or disability, then the last day of the Performance Period would be deemed to be the date of such termination, in which case the number of vested performance shares would be determined by multiplying (1) the number of performance shares vested as determined using the performance goals in the Original Performance Share Agreement by (2) a fraction, the numerator of which would be the number of days in which Mr. Bouchard was employed by the Company between the grant date and the date of termination; and the denominator of which would be 1,096. Further, the Original Performance Share Agreement provided that in the event that Mr. Bouchard’s employment were terminated by the Company without “Cause” (as defined in the Company’s 2015 Equity Award Plan (the “Plan”)) and not due to his death or disability, or he voluntarily terminated his employment with the Company for “Good Reason” (as defined in the Original Performance Share Agreement), then the Compensation Committee would, in its sole discretion, determine the vesting of all of the performance shares.  The Amended and Restated Performance Share Agreement amended the Original Performance Share Agreement to provide that in the event Mr. Bouchard’s employment with the Company terminates during the Performance Period by reason of his death or disability, by the Company without Cause (as defined in the Continuity Plan) or by Mr. Bouchard for Good Reason (as defined in the Amended and Restated Performance Share Agreement), then the number of vested Performance Shares would be determined by the number of performance shares that met the performance goals as of the end of the Performance Period, without proration. No other material terms in the Original Performance Share Agreement were amended by the Amended and Restated Performance Share Agreement.

Effective as of August 19, 2016, Mr. Bouchard stepped down from his positions as Chairman and Chief Executive Officer, and he resigned from his position as a director effective as of August 23, 2016.  In connection with Mr. Bouchard’s separation from the Company, Mr. Bouchard and the Company entered into a binding term sheet (the “Separation Term Sheet”), effective August 23, 2016, pursuant to which Mr. Bouchard became entitled to receive cash payments totaling $2.0 million (payable as a $500,000 lump sum payment and the balance pro rata monthly for 24 months) as well as a pro rata bonus and certain welfare benefits, which payments and benefits included his entitlements under the Continuity Plan. Fifty percent of Mr. Bouchard’s outstanding unvested restricted stock and restricted stock units were forfeited and the remaining fifty percent remained outstanding subject to vesting in accordance with the achievement of the performance criteria set forth in the TSR Performance Award Agreement, dated as of February 25, 2016 and forfeiture if such performance criteria was not met. Mr. Bouchard’s outstanding unvested performance shares and vested stock options remained outstanding in accordance with the terms of the applicable agreements. Mr. Bouchard’s rights, and the Company’s obligations, under the Separation Term Sheet were conditioned upon Mr. Bouchard executing and not revoking a release in favor of the Company on or prior to September 14, 2016.  In accordance with the terms of the Separation Term Sheet, the Company paid Mr. Bouchard a cash bonus of $176,908 in March 2017 based upon the Company’s 2016 performance and pro-rated for the period of his employment during 2016.

Retirement Benefits

In 2012, the Company implemented a 401(k) savings plan (the “Savings Plan”) under which all full-time employees, including the named executive officers, are eligible to participate. Employee contributions are limited to the maximum amount allowed by the Tax Code. In 2015, the Company amended its match under the Savings Plan to align with the program at Real Alloy.  The Company, and all adopting employers under the Savings Plan, including Real Alloy, match 100% of each employee contribution to the Savings Plan for the first 3% of compensation saved and 50% of each employee contribution for the next 2% of compensation saved, up to a maximum match of 4% of each employee’s annual total compensation. Maximum matching contributions in 2016 were limited to $10,600.

Perquisites

The Company offers only limited perquisites to its named executive officers consisting of health club reimbursements limited to $2,400 per year, supplemental insurance, financial planning and annual physical examination reimbursements.

Determining Benefit Levels

The Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including named executive officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs.

Corporate Policies Related to Compensation and Equity Ownership

Stock ownership guidelines

It is our Board’s belief that it is important for all of our officers, including officers of our subsidiaries, to acquire and maintain a substantial equity ownership position in our Company. Accordingly, we have established stock ownership guidelines for our officers in order to specifically identify and align the interests of our officers with our stockholders and focus attention on managing our business as an equity owner. Shares counted as ownership include shares owned outright and time-based restricted stock awards.  Until officers achieve the required stock ownership level, they are required to retain 50% of the net-after-tax shares received from the vesting or exercise of equity compensation. The current guidelines for officers are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	5x
Executive Vice President	3x
Senior Vice President	1x

Insider Derivative and Short-Sale Trading Restrictions

In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, the Company’s insider trading policy prohibits our officers, directors and all other employees from engaging in transactions in which they may profit from short-term speculative swings in the value of the Company's securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future), “put” and “call” options, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock. In addition, this policy is designed to ensure compliance with all insider trading rules relating to the Company's securities.

While we do not prohibit either hedging or monetization transactions involving our securities or holding or pledging our securities in margin accounts, we do require that such officer, director or employee first obtain the consent of our compliance officer prior to entering into any such transaction.

Return and/or Forfeiture of Performance-Based Payments or Awards

As required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, our Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee, cause the cancellation of restricted stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that: (i) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement; (ii) our Board or an appropriate committee determines that the employee engaged in any fraud or misconduct which caused or contributed to the need for the restatement; and (iii) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded.

Timing of Equity Awards

Generally, the Committee makes incentive pay decisions at regularly scheduled Committee and Board meetings. The Committee may also make compensation determinations at other times during the year for newly-hired executives or in connection with the promotion of existing employees. The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.

Income Tax Consequences

Section 162(m) of the Tax Code generally disallows a tax deduction for annual compensation in excess of $1 million paid to certain executive officers; however, compensation above $1 million is deductible if such compensation is “performance-based” and meets other criteria as specified under section 162(m) of the Tax Code.

The Committee agrees with the premise of pay for performance and it has considered the impact of section 162(m) on the design of our compensation program. However, the nature of our business, not the least of which is the impact of metal prices on our results, limits the ability to pre-determine meaningful goals without substantial subsequent discretionary adjustments. The Committee believes that such discretion is necessary and would not be available as a compensation management tool if incentive payments were to be

“performance-based” as defined and required under section 162(m). Accordingly, it is not the Committee’s goal for all compensation to be deductible by us under section 162(m).

The Committee will continue to consider and weigh the potential loss of expense deductions against its need for discretion in designing programs for the named executive officers. The Committee does not expect the loss of any such deductions to have a significant impact on the Company.

Compensation Risk Assessment

The Committee reviews the relationship between our risk management policies and practices and the incentive compensation we provide to our named executive officers to confirm that our incentive compensation does not encourage unnecessary or excessive risks. The Committee also reviews the relationship between risk management policies and practices, corporate strategy and senior executive compensation. Following the transformative acquisition of Real Alloy by the Company, we intend to review our compensation programs with regard to the discretion, balance and focus of compensation on the long-term growth and success of the Company. Accordingly, our intention is to develop a structure in which management can achieve the highest amount of compensation through consistent superior performance over extended periods of time. This will incentivize management to manage the Company for the long-term and to avoid excessive risk-taking in the short-term. With limited exceptions, the Committee retains discretion to modify or eliminate any incentive awards if the Committee determines such actions are warranted.  Based on its assessment of our compensation policies and practices, the Committee has determined that it is not reasonably likely that the Company’s compensation and benefit plans would have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the CD&A set forth in this proxy statement with the Company management and based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in the Company’s 2016 Annual Report on Form 10-K and Company’s 2017 Proxy Statement.

Respectfully Submitted,

The Compensation Committee

Peter C.B. Bynoe (Chair)
Patrick Deconinck

William K. Hall

Executive Compensation

The table below presents information regarding the compensation earned during the years ended December 31, 2016, 2015 and 2014 by (i) Mr. Kyle Ross, who has served as our Chief Executive Officer since April 2017, as our President, Interim Chief Executive Officer and Chief Investment Officer from August 2016 to March 2017, and as our Executive Vice President and Chief Financial Officer since March 2011; (ii) Mr. Michael J. Hobey, who has served as our Executive Vice President and Chief Financial Officer since September 2016, prior to which he served as the Chief Financial Officer at Real Alloy; (iii) Mr. John Miller, who has served as our Executive Vice President, Operations since March 2015; (iv) Mr. Terrance Hogan, who has served as Real Alloy’s President since February 2015; (v) Ms. Kelly G. Howard, who has served as our Executive Vice President, General Counsel and Corporate Secretary since December 2016, and (vi) Mr. Craig T. Bouchard, who served as our Chairman and Chief Executive Officer until his resignation on August 19, 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary	Cash Bonus	Restricted Common Stock Awards(1)	Common Stock Option Awards(1)	Restricted Stock Unit Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Kyle Ross(2)	2016	$365,737	$—	$837,511	$—	$137,502	$197,540	$18,144	$1,556,434
President, Interim Chief	2015	300,000	43,750	131,255	—	—	205,216	18,142	698,363
Executive Officer and Chief Investment Officer	2014	275,000	137,500	137,504	—	—	—	12,544	562,548
Michael J. Hobey(3)	2016	319,423	—	140,002	—	35,000	124,919	11,600	630,944
Executive Vice President and Chief Financial Officer
John Miller(4)	2016	295,833	—	150,005	—	125,005	115,232	10,600	696,675
Executive Vice President	2015	204,311	—	150,000	—	—	185,031	68,172	607,514
Terrance Hogan(5)	2016	373,125		150,005	—	125,005	137,327	26,250	811,712
President, Real Alloy	2015	306,250	—	150,000	—	—	252,422	33,540	742,212
Kelly G. Howard(6)	2016	13,542	—	200,004	—	—	—	—	213,546
Executive Vice President
Craig T. Bouchard(7)	2016	329,807	—	400,006	—	400,002	176,908	795,894	2,102,617
Former Chairman of the Board	2015	466,667	112,500	337,503	—	1,957,104	384,480	10,600	3,268,854
and Chief Executive Officer	2014	300,000	175,000	175,001	—	—	—	10,400	660,401
(1)

The value of restricted common stock awards and common stock option awards granted represents the aggregate grant date fair value as computed pursuant to ASC 718. For additional information about equity grants, see Note 15—Share-based Payments in the notes to consolidated financial statements included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)

Mr. Ross participated in the Company’s annual discretionary bonus program in 2014 and was awarded a $137,500 cash bonus and 20,961 shares of the Company’s restricted common stock with a grant date fair value of $137,504 (based on an estimated grant date fair value of $6.56 per share), which shares vest in equal annual installments over three years.

In 2015, Mr. Ross’ base salary increased to $305,000, effective on the closing of the Real Alloy Acquisition in February 2015, in connection with which he was also awarded a $43,750 cash bonus and 18,724 shares of restricted common stock with a grant date fair value of $131,255, which shares vest in equal installments over three years. Based on the Company’s incentive compensation program, Mr. Ross earned a $205,216 cash bonus in 2015.

In 2016, under the LTIP, Mr. Ross received an award of 20,401 shares of restricted common stock, which shares vest in equal installments over three years, and an award of 19,089 restricted stock units/performance shares, with each award having a grant date fair value of $137,502. The performance shares vest on February 24, 2019 and are based on the Company’s TSR relative to the Russell 2000 Index TSR over the performance period.

In conjunction with his appointment to Interim Chief Executive Officer, Mr. Ross’s base salary increased to $450,000, and he was granted two restricted common stock awards consisting of (i) an award of 33,334 shares with a grant date fair value of $200,004, which vests in full in one year, and (ii) an award of 83,334 shares with a grant date fair value of $500,004, which has a three-year cliff vesting. Based on the Company’s incentive compensation program, Mr. Ross earned a $197,540 cash bonus in 2016.

All other compensation for Mr. Ross consists of employer matching 401(k) contributions totaling $10,600, $10,600 and $10,400 in 2016, 2016 and 2014, respectively, and executive health benefits totaling $7,544, $7,542 and $2,144 in 2016, 2015 and 2014, respectively.

(3)

In connection with his appointment as Executive Vice President and Chief Financial Officer of the Company, under the Hobey Agreement, Mr. Hobey was awarded 12,255 shares of restricted common stock with a grant date fair value of $75,001, which vest in three equal annual installments over three years. Based on the Company’s incentive compensation program, Mr. Hobey earned a $124,919 cash bonus in 2016.

In 2016, under the LTIP, Mr. Hobey received an award of 9,644 shares of restricted common stock, which shares vest in equal installments over three years, with a grant date fair value of $65,001 and an award of 4,859 restricted stock units/performance shares, with a grant date fair value of $35,000. The performance shares vest on February 24, 2019 and are based on the Company’s TSR relative to the Russell 2000 Index TSR over the performance period.

All other compensation for Mr. Hobey consists of employer matching 401(k) contributions totaling $10,600, and $1,000 of employer health savings account contributions.

(4)

Upon joining the Company, under the Miller Agreement, Mr. Miller was awarded 24,430 shares of restricted common stock with a grant date fair value of $150,000, which shares vest in equal annual installments over three years.

Based on the Company’s incentive compensation program for 2016 and 2015, Mr. Miller was awarded cash bonuses of $115,232 and $185,031, respectively.

In 2016, under the LTIP, Mr. Miller received an award of 22,256 shares of restricted common stock, which shares vest in equal installments over three years, with a grant date fair value of $150,005 and an award of 17,354 restricted stock units/performance shares, with a grant date fair value of $125,005. The performance shares vest on February 24, 2019 and are based on the Company’s TSR relative to the Russell 2000 Index TSR over the performance period.

All other compensation for Mr. Miller consists of employer matching 401(k) contributions totaling $10,600 and $8,172 in 2016 and 2015, respectively; and $60,000 earned as an independent contractor prior to joining the Company as a full-time employee in 2015.

(5)

Upon joining the Company, under the Hogan Agreement, Mr. Hogan was awarded 24,430 shares of restricted common stock with a grant date fair value of $150,000, which shares vest in equal annual installments over three years.

Based on the Company’s incentive compensation program for 2016 and 2015, Mr. Hogan was awarded cash bonuses of $137,327 and $252,422, respectively.

In 2016, under the LTIP, Mr. Hogan received an award of 22,256 shares of restricted common stock, which shares vest in equal installments over three years, with a grant date fair value of $150,005 and an award of 17,354 restricted stock units/performance shares, with a grant date fair value of $125,005. The performance shares vest on February 24, 2019 and are based on the Company’s TSR relative to the Russell 2000 Index TSR over the performance period.

All other compensation for Mr. Hogan consists of employer matching 401(k) contributions totaling $10,600 and $9,745 in 2016 and 2015, respectively; supplemental insurance and financial planning totaling $13,900 and $18,823 in 2016 and 2015, respectively; executive physical and parking of $1,829 and $315 in 2016; and group term life insurance and employer HSA contributions totaling $1,750 and $4,972 in 2016 and 2015, respectively.

(6)

In connection with Ms. Howard joining the Company, under the Howard Agreement, Ms. Howard was granted two restricted common stock awards consisting of (i) an award of 18,349 shares with a grant date fair value of $100,001, which vests in whole in six months, but is restricted from transfer for one year; and (ii) an award of 18,349 shares with a grant date fair value of $100,001, which vests in equal annual installments over three years.

(7)

Under the Company’s 2014 discretionary bonus program, Mr. Bouchard was awarded a $175,000 cash bonus and 26,677 shares of the Company’s restricted common stock with a grant date fair value of $175,001 (based on an estimated grant date fair value of $6.56 per share), which shares were to vest in equal annual installments over three years.

In 2015, Mr. Bouchard’s base salary increased to $500,000, effective on the closing of the Real Alloy Acquisition, and was awarded a $112,500 cash bonus and 48,146 shares of restricted common stock with a grant date fair value of $337,503, which shares were to vest in equal installments over three years. In June 2015, the Board awarded Mr. Bouchard 260,000 performance shares with an estimated grant date fair value of $1,957,149, which shares vest on December 31, 2017 and are subject to certain annual growth rate thresholds of our common stock over the performance period. Based on the Company’s incentive compensation program for 2016 and 2015, Mr. Bouchard earned cash bonuses of $176,908 and $384,680, respectively.

In 2016, under the LTIP, Mr. Bouchard received an award of 59,348 shares of restricted common stock, which shares vest were to equal installments over three years, with a grant date fair value of $400,006 and an award of 55,531 restricted stock units/performance shares, with a grant date fair value of $400,002. The performance shares vest on February 24, 2019 and are based on the Company’s TSR relative to the Russell 2000 Index TSR over the performance period.

All other compensation for Mr. Bouchard consists of employer matching 401(k) contributions totaling $10,600, $10,600 and $10,400 in 2016, 2015 and 2014, respectively; and an additional $781,250 and $4,044 in 2016 for severance and COBRA health benefits, respectively.

As detailed in “Compensation and Separation Agreements with Former Chairman and Chief Executive Officer” in CD&A at page 33, fifty percent of the shares of Mr. Bouchard’s unvested restricted common stock and fifty percent of his 2016 restricted stock units/performance shares were forfeited under the Separation Term Sheet, and the remaining unvested common stock will no longer time vest, but rather vest in the same manner as the remaining 2016 restricted stock units/performance shares.

Incentive Awards

The following table provides information about incentive awards made to our named executive officers in the year ended December 31, 2016, including equity awards and potential cash incentive awards:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Other Stock and Option Awards		Exercise or Base	Grant Date Fair
	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)(3)	Maximum (#)	Shares of Stock or Units (#)	Securities Underlying Options (#)	Price of Option Awards ($/Share)	Value of Stock and Option Awards
Kyle Ross		$—	$360,000	$720,000
Kyle Ross	2/25/16				9,545	19,089	28,634	20,401	—	$—	$137,503
Kyle Ross	9/13/16(1)				—	—	—	33,334	—	—	200,004
Kyle Ross	9/13/16(1)				—	—	—	83,334	—	—	500,004
Michael J. Hobey		—	222,950	445,900
Michael J. Hobey	2/25/16				2,430	4,859	7,289	9,644	—	—	65,001
Michael J. Hobey	9/30/16(1)				—	—	—	12,255	—	—	75,001
John Miller		—	210,000	420,000
John Miller	2/25/16				8,677	17,354	26,031	22,256	—	—	150,005
Terrance Hogan		—	243,750	487,500
Terrance Hogan	2/25/16				8,677	17,354	26,031	22,256	—	—	150,005
Kelly G. Howard	12/14/16(1)	—	—	—	—	—	—	18,349	—	—	100,001
Kelly G. Howard	12/14/16(1)	—	—	—	—	—	—	18,349	—	—	100,001
Craig T. Bouchard		—	500,000	1,000,000	—	—	—	—	—	—	—
Craig T. Bouchard	2/25/16	—	—	—	27,766	55,531	83,297	59,348	—	—	400,006

(1)

As discussed in the Summary Compensation Table, each of these awards was made in connection with the named executive officer’s hiring or promotion by the Company and not pursuant to an equity incentive plan.

(2)As discussed in CD&A, except for Ms. Howard who joined the Company in December 2016, all of our named executive officers received payouts under the 2016 incentive compensation program. The compensation for each named executive officer reported in this column represents the target bonus that would have been paid to such named executive officer under the 2016 incentive compensation program if the Company and Real Alloy’s Adjusted EBITDA and Six Sigma productivity goals were fully met (but not overachieved). The actual amount paid to each named executive officer pursuant to such plan is listed in the “Non-Equity Plan Compensation” column in the “Summary Compensation Table.” The Company and Real Alloy’s achievement of the financial performance goals is explained in CD&A.

(3)

Please refer to the discussion of “Long-Term Incentive Awards” in CD&A at page 27. Except for Ms. Howard who joined the Company in December 2016, all of our named executive officers received a grant of restricted stock unit TSR Awards. No shares will be issued under the TSR Awards until the Company’s compound, annualized TSR for the performance period is 8 percentage points or less below the Russell 2000 Index TSR – at which threshold, shares equal to 50% of the granted TSR

Award will be earned. If the Company’s compound, annualized TSR for the performance period equals the Russell 2000 Index TSR, 100% of the shares under the TSR Award will be issued, and if the Company’s compound, annualized TSR is 8 percentage points or more above the Russell 2000 Index TSR, 150% of the shares under the TSR Award will be issued.

 Option Exercises and Stock Vested

The following table provides information about common stock options exercised and restricted common stock that vested during the year ended December 31, 2016:

	Common Stock Option Awards		Restricted Common Stock Awards
Executive Officer	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kyle Ross	—	$—	15,729	$101,074
Michael J. Hobey	—	—	3,529	30,702
John Miller	—	—	8,144	70,853
Terrance Hogan	—	—	8,144	70,853
Kelly G. Howard	—	—	—	—
Craig T. Bouchard	—	—	29,109	189,388
(1)	Vesting Date fair value.

Outstanding Equity Awards

The following table shows the equity awards that have been previously awarded to each of the named executive officers and which remain outstanding as of December 31, 2016:

	Option Awards			Restricted Stock Awards		Restricted Stock Unit Awards
Named Executive	Number of Securities Underlying Exercisable Options	Weighted Average Common Stock Option Exercise Price	Common Stock Options Expiration Date	Number of Shares of Restricted Common Stock That Have Not Vested	Market Value of Shares of Restricted Common Stock That Have Not Vested(1)	Number of Target Restricted Stock Units That Have Not Vested	Market Value of Restricted Stock Units That Have Not Vested(1)
Kyle Ross(2)	162,000	$5.72	8/2/23	166,025	$1,012,753	19,089	$116,443
Michael J. Hobey(3)	—	—		28,957	176,638	4,859	29,640
John Miller(4)	—	—		38,542	235,106	17,354	105,859
Terrence Hogan(5)	—	—		38,542	235,106	17,354	105,859
Kelly G. Howard(6)				36,698	223,858	—	—
Craig T. Bouchard(7)	150,000	9.63	8/23/20	58,782	358,570	287,766	1,755,373

(1)

The market value of shares of restricted common stock that have not vested is calculated based on $6.10 per share, the closing price of our common stock on December 31, 2016, as reported by the NASDAQ Stock Market under the trading symbol “RELY.”

(2)

Mr. Ross has unvested restricted common stock under outstanding equity awards; certain of these awards vest ratably over approximately three years from the date of grant; another vests one year from the date of grant; and another vests in whole three years from the date of grant. In the years ending December 31, 2017, 2018 and 2019, 55,863, 20,028 and 90,134 shares of common stock are scheduled to vest, respectively; and 19,089 restricted stock units, representing target shares of common stock are eligible to vest on February 25, 2019, the end of the performance period.

(3)

Mr. Hobey has unvested restricted common stock under outstanding equity awards that each vest ratably over approximately three years from the date of grant. In the years ending December 31, 2017, 2018 and 2019, 10,829, 10,829 and 7,299 shares of common stock are scheduled to vest, respectively; and 4,859 restricted stock units, representing target shares of common stock are eligible to vest on February 25, 2019, the end of the performance period.

(4)

Mr. Miller has unvested restricted common stock under outstanding equity awards that each vest ratably over approximately three years from the date of grant. In the years ending December 31, 2017, 2018 and 2019, 15,562, 15,562 and 7,418 shares of common stock are scheduled to vest, respectively; and 17,354 restricted stock units, representing target shares of common stock are eligible to vest on February 25, 2019, the end of the performance period.

(5)

Mr. Hogan has unvested restricted common stock under outstanding equity awards that each vest ratably over approximately three years from the date of grant. In the years ending December 31, 2017, 2018 and 2019, 15,562, 15,562 and 7,418 shares of common stock are scheduled to vest, respectively; and 17,354 restricted stock units, representing target shares of common stock are eligible to vest on February 25, 2019, the end of the performance period.

(6)

Ms. Howard has unvested restricted common stock under two equity awards granted upon her hire date, one of which vests in full after six months and the other of which vests ratably over three years from the date of grant, respectively. In the years ending December 31, 2017, 2018 and 2019, 24,466, 6,116 and 6,116.

(7)

Mr. Bouchard had unvested restricted common stock under equity awards that each vested ratably over approximately three years from the date of grant. In connection with his resignation on August 19, 2016, the vesting schedules on Mr. Bouchard’s outstanding restricted common stock awards were changed to reflect the vesting and target award schedule of the February 25, 2016 restricted stock units, limited to 100% of the target shares. All 58,782 shares are eligible to vest on February 25, 2019, the end of the performance period; and in the years ended December 31, 2017 and 2019, Mr. Bouchard has 260,000 and 27,766 restricted stock units eligible to vest on December 31, 2017 and February 25, 2019, respectively, the end of the respective award performance periods.

Employment Arrangements and Potential Payments upon Termination or Change in Control

The Company provides severance and change in control arrangements in the employment agreements it has executed with its named executive officers, as discussed in the sections titled “Named Executive Officer Compensation Arrangements and Employment Agreement” and “Management Continuity Plan for Senior Officers” of CD&A.

Below is a summary of the payments that the Company’s named executive officers would have received in the event of termination on December 31, 2016, other than for cause or upon, or within ninety days of, a change in control.

Involuntary Termination Other Than for Cause or Upon, or Within Ninety Days of, Change in Control

Executive Officer	Salary(1)	Cash Bonus(2)	Restricted Common Stock(3)	Restricted Stock Units(4)	Total
Kyle Ross	$675,000	$540,000	$1,012,753	$116,443	$2,344,195
Michael J. Hobey	514,500	334,425	176,638	29,640	1,055,203
John Miller	300,000	—	235,106	105,859	640,966
Terrance Hogan	375,000	—	235,106	105,859	715,966
Kelly G. Howard	487,500	316,875	223,858	—	1,028,233
Craig T. Bouchard(5)	1,000,000	1,000,000	358,570	1,755,373	4,113,943
(1)

Under the Continuity Plan, each non-CEO named executive officer, including Mr. Ross pursuant to the Ross Agreement, will receive eighteen months of base salary in effect at the time of the termination, and a CEO will receive twenty four months of base salary, as in effect at the time of the termination. Under the Miller Agreement and Hogan Agreement, Messrs. Miller and Hogan will receive one year of base salary in effect at the time of termination.

(2)

Under the Continuity Plan, each non-CEO named executive officer, including Mr. Ross pursuant to the Ross Agreement, will receive eighteen months of annual bonus in effect at the time of the termination, and a CEO will receive twenty four months of annual bonus, as in effect at the time of the termination.

(3)

Under the Continuity Plan, Miller Agreement and Hogan Agreement, all of the named executive officers’ shares of unvested restricted common stock vest immediately upon a termination that occurs within ninety days of a change in control. The value of the potential payment related to restricted common stock is based on the $6.10 closing price of the Company’s common stock on December 31, 2016 and the number of shares of restricted common stock that would have vested.

(4)

Under the Continuity Plan, Miller Agreement and Hogan Agreement, all of the named executive officers’ shares of unvested restricted stock units vest immediately upon a termination that occurs within ninety days of a change in control. The value of the potential payment related to restricted common stock is based on the $6.10 closing price of the Company’s common stock on December 31, 2016 and the number of restricted stock units that would have vested.

(5)

Although Mr. Bouchard is no longer with the Company, all named executive officers must be reflected in the table as though the termination occurred on December 31, 2016. For information on Mr. Bouchard’s actual severance payments, please refer to the Summary Compensation Table and footnotes thereto.

Below is a summary of the payments that the Company’s named executive officers would have received in the event of termination on December 31, 2016, without a change in control:

Involuntary Termination Other Than for Cause, Without a Change in Control

Executive Officer	Salary(1)	Cash Bonus(2)	Restricted Common Stock(3)	Restricted Stock Units(4)	Total
Kyle Ross	$675,000	$360,000	$1,012,753	$71,729	$2,120,157
Michael J. Hobey	514,500	222,950	176,638	18,257	932,345
John Miller	300,000	—	235,106	105,859	640,966
Terrance Hogan	375,000	—	235,106	105,859	715,966
Kelly G. Howard	487,500	17,808	223,858	—	729,166
Craig T. Bouchard(5)	1,000,000	500,000	358,570	1,755,373	3,613,943

(1)

Under the Continuity Plan, each non-CEO named executive officer, as well as Mr. Ross under the Ross Agreement, will receive one year of base salary in effect at the time of the termination, and a CEO will receive two years of base salary plus the target annual cash bonus, each as in effect at the time of the termination. Under the Miller Agreement and Hogan Agreement, Messrs. Miller and Hogan will receive one year of base salary in effect at the time of termination.

(2)

Under the Continuity Plan, each named executive officer will receive his or her annual bonus, based upon the Company’s actual performance, and pro-rated to reflect the portion of the year served. This column assumes termination on December 31, 2016. The information for Ms. Howard reflects the maximum amount for 2016 given that she joined the Company in mid-December 2016.

(3)

Under the award agreements and the Miller Agreement and Hogan Agreement, unvested shares of restricted common stock vest immediately upon an involuntary termination other than for cause (but excluding any termination within ninety days of a change in control).  The value of the potential payment related to restricted common stock is based on the $6.10 closing price of the Company’s common stock on December 31, 2016 and the number of shares of restricted common stock that would have vested.

(4)

Under the award agreements and the Miller Agreement and Hogan Agreement, the restricted stock units vest on a pro rata basis for the number of days of service divided by the actual days of service in the performance period based on the total stockholder return (compounded annual growth rate) schedule included in the award. The value of the potential payment related to restricted common stock is based on the $6.10 closing price of the Company’s common stock on December 31, 2016 and the number of shares of restricted common stock that would have vested.

(5)

Although Mr. Bouchard is no longer with the Company, all named executive officers must be reflected in the table as though the termination occurred on December 31, 2016. For information on Mr. Bouchard’s actual severance payments, please refer to the Summary Compensation Table and footnotes thereto. Under the terms of his employment agreement, upon his resignation on August 19, 2016, Mr. Bouchard received a lump sum severance payment of $500,000, will receive an additional $1,500,000 over twenty four months following the resignation date, and forfeited 58,780 shares of unvested restricted common stock and 27,765 unvested restricted stock units.

Payments Upon Death or Disability

Under the Continuity Plan, if Messrs. Ross, Hobey or Ms. Howard die or become permanently disabled during their employment, the severance benefits of the Continuity Plan do not apply. Under the Hogan Agreement, no severance payments apply upon Mr. Hogan’s death or disability. Under the Miller Agreement, if Mr. Miller’s service to the Company terminates due to death or disability, Mr. Miller’s beneficiary will receive one year of his base salary and his outstanding equity will be accelerated.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information regarding beneficial ownership of our common stock as of April 12, 2017 by (i) each of our directors, (ii) each of the named executive officers, (iii) all of our directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known to us to beneficially own more than 5% of our outstanding common stock. To our knowledge, except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property and similar laws.

Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants, or other rights held by that person that were exercisable as of April 12, 2017, or will become exercisable within 60 days after April 12, 2017, are deemed outstanding, but such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class(2)
Executive Officers and Directors:
Kyle Ross(3)	689,257	2.3%
Michael J. Hobey(4)	95,427	*
John Miller(5)	126,279	*
Terrance Hogan(5)	120,926	*
Kelly G. Howard(6)	67,818	*
Peter C.B Bynoe(7)	79,334	*
Patrick Deconinck(8)	53,646	*
William Hall(9)	46,988	*
Patrick E. Lamb(8)	103,568	*
Raj Maheshwari(8)	84,487	*
Joseph McIntosh	—	*
Philip G. Tinkler(8)	106,019	*
All current executive officers and directors as a group (twelve persons)	1,573,749	5.2%
Holders of More Than 5% of Outstanding Shares:
BlackRock, Inc.(10)	1,535,206	5.2%
Hotchkis & Wiley(11)	4,943,734	16.6%
Zell Credit Opportunities Master Fund, L.P.; Chai Trust Company, LLC(12)	1,862,208	6.2%

  * Less than 1.0%

(1)	The address of each of the directors and executive officers is 17 State Street, Suite 3811, New York, NY 10004.
(2)

Based on 29,800,022 shares of common stock outstanding as of April 12, 2017, as adjusted on an individual or group basis to calculate percentage ownership for any options, warrants, or other rights held by such person(s) that were exercisable as of April 12, 2017 or will become exercisable within sixty days after April 12, 2017.

(3)

Executive officer and member of the Board. Shares include (i) options to acquire 162,000 shares of common stock granted pursuant to Mr. Ross’ initial employment agreement; (ii) 233,750 shares underlying warrants held beneficially through the Ross Family Trust; (iii) 195,437 shares of unvested restricted common stock, scheduled to vest 55,863, 29,832, 99,938 and 9,804 shares in 2017, 2018, 2019 and 2020, respectively; and (iv) 51,916 unvested restricted stock units, eligible to vest 19,089 and 32,827 target shares in 2019 and 2020, respectively. The restricted common stock is entitled to cash dividends and voting rights even though such shares are not vested and thus are subject to forfeiture.

(4)

Executive officer. Shares include (i) 58,369 shares of unvested restricted common stock, scheduled to vest 10,829, 20,633, 17,103 and 9,804 shares in 2017, 2018, 2019 and 2020, respectively; and (ii) 37,686 unvested restricted stock units, eligible to vest 4,859 and 32,827 target shares in 2019 and 2020, respectively. The restricted common stock is entitled to cash dividends and voting rights even though such shares are not vested and thus are subject to forfeiture.

(5)

Executive officer. Shares include (i) 67,954 shares of unvested restricted common stock, scheduled to vest 15,562, 25,366, 17,222 and 9,804 shares in 2017, 2018, 2019 and 2020, respectively; and (ii) 50,181 unvested restricted stock units, eligible to vest 17,354 and 32,827 target shares in 2019 and 2020, respectively. The restricted common stock is entitled to cash dividends and voting rights even though such shares are not vested and thus are subject to forfeiture.

(6)

Executive officer. Shares include (i) 51,404 shares of unvested restricted common stock, scheduled to vest 24,466, 11,018, 11,018 and 4,902 shares in 2017, 2018, 2019 and 2020, respectively; and (ii) 16,414 unvested restricted stock units, with 16,414 target shares eligible to vest in 2020. The restricted common stock is entitled to cash dividends and voting rights even though such shares are not vested and thus are subject to forfeiture.

(7)

Director. Shares include (i) 13,935 shares of unvested restricted common stock, scheduled to vest on January 3, 2018; and (ii) 10,025 fully vested restricted stock units convertible to common stock upon Mr. Bynoe’s termination of service to the Board. The restricted common stock is entitled to cash dividends and voting rights even though such shares are not vested and thus are subject to forfeiture.

(8)

Director. Shares include 13,935 shares of unvested restricted common stock, which are scheduled to vest on January 3, 2018, and are entitled to cash dividends and voting rights even though such shares are not vested and thus are subject to forfeiture.

(9)

Director. Shares include (i) 13,935 shares of unvested restricted common stock, which are scheduled to vest on January 3, 2018; and (ii) 3,342 fully vested restricted stock units convertible to common stock upon Mr. Hall’s termination of service to the Board. The restricted common stock is entitled to cash dividends and voting rights even though such shares are not vested and thus are subject to forfeiture.

(10)

Pursuant to a Schedule 13G filed with the SEC on February 10, 2017, BlackRock, Inc. (“BlackRock”) reported that, as of December 31, 2016, it had sole dispositive power with respect to 1,535,206 shares, and, as of December 31, 2016, it had sole voting power with regard to 1,504,049 of such shares, with certain of its clients having retained voting power over the shares that they beneficially own. The business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(11)

Pursuant to a Schedule 13G/A filed with the SEC on February 10, 2017, Hotchkis and Wiley Capital Management, LLC (“HWCM”) reported that, as of December 31, 2016, it had sole dispositive power with respect to 4,943,734 shares, and, as of December 31, 2016, it had sole voting power with regard to 4,138,344 of such shares, with certain of its clients having retained voting power over the shares that they beneficially own. The business address of HWCM is 725 S. Figueroa Street 39th Floor, Los Angeles, CA 90017.

(12)

Pursuant to a Schedule 13D/A filed with the SEC on February 27, 2015, Zell Credit Opportunities Master Fund, L.P., a Delaware limited partnership (“Master Fund”), and Chai Trust Company, LLC, an Illinois limited liability company (“Chai Trust”), reported that, as of February 27, 2015, they had shared dispositive and voting power with respect to the shares. Master Fund is a limited partnership, the general partner of which is Chai Trust. Philip G. Tinkler, one of our directors, is the Chief Financial Officer of Chai Trust. The business address of Master Fund and Chai Trust is 2 North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firms

The Company’s independent auditors for the fiscal years ended December 31, 2016 and 2015 were EY, an independent registered public accounting firm. The following table presents the aggregate fees billed to us for such years by EY for the indicated services:

	Year Ended December 31,
	2016	2015
Audit fees	$2,353,590	$2,861,100
Audit-related fees	480,800	682,100
Tax fees	282,024	592,700
All other fees	—	—
Total fees	$3,116,414	$4,135,900

Audit Fees. Audit fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and other regulatory filings, stand-alone audits of the annual financial statements of Real Alloy, including statutory audits of certain foreign subsidiaries, and the audit of our internal control over financial reporting.

Audit-Related Fees. Audit-related fees consist of fees for professional services, including assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, but are not reported under “Audit Fees.” For 2016 and 2015, audit-related fees included services provided in connection with due diligence, accounting consultations and audits performed in connection with proposed and completed business combinations.

Tax Fees. Tax fees consist of fees for tax compliance, tax analysis, tax advice and tax planning services, including the preparation of federal, state and international tax returns, and for tax consultations, including tax planning and federal, state and international tax advice. EY performed compliance services for Real Industry for the years ended December 31, 2016 and 2015.

All Other Fees. All other fees are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policies and Procedures

The prior approval of the Audit Committee was obtained for all services provided by EY for 2016. Such pre-approval was given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor, on an individual basis or pursuant to policies and procedures established by the Audit Committee in accordance with Section 2-01 of Regulation S-X of the Commission.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the public reporting process. EY, the Company’s independent registered public accounting firm for 2016, was responsible for expressing an opinion on the conformity of the Company’s consolidated financial statements with generally accepted accounting principles and on the operating effectiveness of our internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2016. The Audit Committee has discussed with EY the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as well as other relevant standards. EY has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the committee has discussed with EY that firm’s independence. The Audit Committee has concluded that EY’s provision of audit and non-audit services to the Company and its affiliates is compatible with EY’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors (and the Board approved) that the audited consolidated financial statements for the year ended December 31, 2016 be included in the Annual Report for filing with the Commission. This report is provided by the following directors, who comprised the Audit Committee as of the date of the review and recommendation referred to above.

Respectfully Submitted,

The Audit Committee

Patrick E. Lamb (Chair)

Peter C.B. Bynoe

Raj Maheshwari

Philip G. Tinkler

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2016, there were no transactions where we (or any of our subsidiaries) were or will be a party in which the amount involved exceeds $120,000, and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family or any of the foregoing persons had or will have a direct or indirect material interest.

In accordance with its charter, the Audit Committee reviews and approves all related party transactions, as defined under Item 404 (a) of Regulation S-K. The transaction described above was approved by the full Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of common stock and other Company securities on Forms 3, 4 and 5 with the SEC. Reporting Persons are required, by SEC regulations, to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and we are required to report any failure to file by such dates by a Reporting Person. Based solely on our review of reports received by us or written representations from the Reporting Persons, we believe that all of the Reporting Persons complied timely with all applicable Section 16(a) filing requirements.

OTHER MATTERS

Other Matters Brought Before the Annual Meeting

The Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, we are not aware of any matters to be presented, other than those described in this proxy statement. However if any business matters other than those referred to in this proxy statement should properly come before the Annual Meeting, the persons named in the proxy will, to the extent permitted by applicable rules of the Commission, use their discretion to determine how to vote your shares.

Proxy Solicitation

Real Industry will bear the cost of soliciting proxies on behalf of the Board. These costs include the expense of preparing, assembling, printing and mailing the Notice, this proxy statement and any other material used in the Board’s solicitation of proxies to stockholders of record and beneficial owners, and reimbursements paid to banks, brokerage firms, custodians and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions.

We have retained Morrow Sodali as our proxy solicitor in conjunction with the Annual Meeting for an estimated fee of $7,500, plus reimbursement of out-of-pocket expenses. Morrow Sodali expects that approximately three of its employees will assist in the solicitation; however, if a contest is initiated, Morrow Sodali may utilize up to forty of their employees may assist in the solicitation.

In addition to solicitations by Morrow Sodali and solicitations of proxies by mail, solicitations may be made personally, by telephone, fax, or other electronic means by our directors and officers and regular employees, who will not be additionally compensated for any such services. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION OF PROXIES

Under applicable SEC rules and regulations, the members of the Board of Directors and certain executive officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting.

By order of the Board of Directors,

/s/ Kelly G. Howard

Kelly G. Howard

Corporate Secretary

PROXY CARD

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Peter C.B. Bynoe
02 Patrick Deconinck
03 William Hall
04 Patrick E. Lamb
05 Raj Maheshwari
06 Joseph McIntosh
07 Kyle Ross

The Board of Directors recommends you vote FOR proposals 2. and 3.:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000334267_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

REAL INDUSTRY, INC.
Annual Meeting of Stockholders
May 18, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael Hobey and John Miller, and each of them, as proxy holders with full power of substitution and authority to act in the absence of the other, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REAL INDUSTRY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 18, 2017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000334267_2 R1.0.1.15